                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 46

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                December 8, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

                 If the filing person has previously filed a
                   statement on Schedule 13G to report the
            acquisition that is the subject of this Schedule 13D,
 and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                                    13D
---------------------

1. NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)           (a)      [x]
    As to a group consisting of persons other than Covered Persons  (b)      [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
   PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                             7. SOLE VOTING POWER (See Item 6)
         NUMBER OF              As to Covered Shares, 0
          SHARES                As to Uncovered Shares, as stated in Appendix A
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY            8. SHARED VOTING POWER (See Item 6) (Applies to
         REPORTING                each person listed on Appendix A.)
          PERSON                185,561,791 Covered Shares held by Covered
           WITH                     Persons
                                32,378 Uncovered Shares held by Covered
                                    Persons(3)
                                1,448,436 other Uncovered Shares held by Covered
                                    Persons(4)
                             ---------------------------------------------------
                             9. SOLE DISPOSITIVE POWER (See Item 6)
                                As to Covered Shares, less than 1%
                                As to Uncovered Shares, as stated in Appendix A
                             ---------------------------------------------------
                             10. SHARED DISPOSITIVE POWER (See Item 6):
                                As to Covered Shares, 0
                                As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  187,042,605(5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   36.25%

-------------------

(1)     For a definition of this term, please see Item 2.

(2)     For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
        4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 71 private charitable foundations established by 71 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) Of these shares, 28,138,372 are deemed beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. The remaining 158,904,233 shares are beneficially owned by the Covered Persons as of the date hereof within the meaning of Rule 13d-3(a).

-------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

                                                                      APPENDIX A

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Julian D. Abel                                UK                0              0             0               0
Bradley I. Abelow                                               0              0             0               0
Peter C. Aberg                                                  0              0             0               0
Daniel A. Abut                            Argentina             0              0             0               0
Hilary E. Ackermann                                             0              0             0               0
John J. Adair                                                   0              0             0               0
Jeffrey D. Adams                                                0              0             0               0
Alberto F. Ades                           Argentina             0              0             0               0
Ben I. Adler                                                    0              0             0               0
Olusegun O. Aganga                            UK                0              0             0               0
Mark E. Agne                                                    0              0             0               0
Gregory A. Agran                                                0              0             0               0
Raanan A. Agus                                                  0              0             0               0
Syed H. Ahmad                              Pakistan             0              0             0               0
Jonathan R. Aisbitt                           UK                0              0             0               0
Yusuf A. Aliredha                          Bahrain              0              0             0               0
Andrew M. Alper                                                 0              0             0               0
Philippe J. Altuzarra                       France              0              0             0               0
Ignacio Alvarez-Rendueles                   Spain               0              0             0               0
Rebecca Amitai                                                  0              0             0               0
Thomas K. Amster                                                0              0             0               0
Elizabeth D. Anderson                                           0              0             0               0
Jason R. Anderson                                               0              0             0               0
John G. Andrews                             USA/UK              0              0             0               0
Francois Andriot                            France              0              0             0               0
Douglas M. Angstrom                                             0              0             0               0
Arnaud M. Apffel                            France              0              0             0               0
Lori B. Appelbaum                                               0              0             0               0
William W. Archer                                               0              0             0               0
Jesus A. Arias                              Spain               0              0             0               0
Philip S. Armstrong                           UK                0              0             0               0
Anton J. Arriola                            Spain               0              0             0               0
John A. Ashdown                               UK                0              0             0               0
Akio Asuke                                  Japan               0              0             0               0
David M. Atkinson                             UK                0              0             0               0
Neil Z. Auerbach                                                0              0             0               0
Armen A. Avanessians                                            0              0             0               0
Dean C. Backer                                                  0              0             0               0
William A. Badia                                                0              0             0               0
Charles Baillie                                                 0              0             0               0
Bernardo Bailo                              Italy               0              0             0               0
Andrew G. Baird                               UK                0              0             0               0
Mona H. Baird                                                   0              0             0               0
Michiel J. Bakker                      The Netherlands          0              0             0               0
Mark E. Bamford                                                 0              0             0               0
William J. Bannon                                               0              0             0               0
John S. Barakat                                                 0              0             0               0
Indrajit Bardhan                            India               0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Scott B. Barringer                                              0              0             0               0
Steven M. Barry                                                 0              0             0               0
Christopher M. Barter                                           0              0             0               0
Stacy Bash-Polley                                               0              0             0               0
Gareth W. Bater                               UK                0              0             0               0
Christopher A. Bates                                            0              0             0               0
David Baum                                                      0              0             0               0
Andrew T. Bednar                                                0              0             0               0
Frank A. Bednarz                                                0              0             0               0
Jonathan A. Beinner                                             0              0             0               0
Douglas S. Bell                               UK                0              0             0               0
Janet L. Bell                                                   0              0             0               0
Ron E. Beller                                                   0              0             0               0
Driss Ben-Brahim                           Morocco              0              0             0               0
Jordan M. Bender                                                0              0             0               0
Anna Maria J. Bentley                         UK                0              0             0               0
Susan M. Benz                                                   0              0             0               0
Kenneth Berents                                                 0              0             0               0
Michael G. Berini                                               0              0             0               0
Milton R. Berlinski                    The Netherlands          0              0             0               0
Andrew S. Berman                                                0              0             0               0
Frances R. Bermanzohn                                           0              0             0               0
Paul D. Bernard                                                 0              0             0               0
Stuart N. Bernstein                                             0              0             0               0
Robert A. Berry                               UK                0              0             0               0
John D. Bertuzzi                                                0              0             0               0
Elizabeth E. Beshel                                             0              0             0               0
Andrew M. Bevan                               UK                0              0             0               0
Jean-Luc Biamonti                           Monaco              0              0             0               0
Andrew C. Bieler                                                0              0             0               0
James J. Birch                                UK                0              0             0               0
Gary D. Black                                                   0              0             0               0
Lloyd C. Blankfein                                              0              0             0               0
Abraham Bleiberg                            Mexico              0              0             0               0
David W. Blood                                                  0              0             0               0
Randall A. Blumenthal                                           0              0             0               0
David R. Boles                                                  0              0             0               0
Marjorie Boliscar                                               0              0             0               0
Oliver R. Bolitho                             UK                0              0             0               0
Michael F. Bonte-Friedheim                 Germany              0              0             0               0
Johannes M. Boomaars                   The Netherlands          0              0             0               0
Douglas L. Borden                                               0              0             0               0
Antonio Borges                             Portugal             0              0             0               0
J. Theodore Borter                                              0              0             0               0
Alastair M. Borthwick                         UK                0              0             0               0
Alison L. Bott                                UK                0              0             0               0
Charles W.A. Bott                             UK                0              0             0               0
Sally A. Boyle                                UK                0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
George M. Brady                                                 0              0             0               0
Mairtin Brady                              Ireland              0              0             0               0
Lester R. Brafman                                               0              0             0               0
Benjamin S. Bram                                                0              0             0               0
Graham Branton                                UK                0              0             0               0
Thomas C. Brasco                                                0              0             0               0
Alan J. Brazil                                                  0              0             0               0
John Breyo                                                      0              0             0               0
Timothy J. Bridges                            UK                0              0             0               0
Victoria A. Bridges                                             0              0             0               0
Peter L. Briger, Jr.                                            0              0             0               0
Craig W. Broderick                                              0              0             0               0
Richard J. Bronks                             UK                0              0             0               0
Julia A. Bronson                                                0              0             0               0
Holger Bross                               Germany              0              0             0               0
Cynthia A. Brower                                               0              0             0               0
Julian J. Brown                               UK                0              0             0               0
Kathleen Brown                                                  0              0             0               0
Melissa R. Brown                                                0              0             0               0
Peter D. Brundage                                               0              0             0               0
John J. Bu                                                      0              0             0               0
Lawrence R. Buchalter                                           0              0             0               0
David D. Buckley                              UK                0              0             0               0
Mark J. Buisseret                             UK                0              0             0               0
Steven M. Bunson                                                0              0             0               0
Timothy B. Bunting                            UK                0              0             0               0
Nicholas F. Burgin                                              0              0             0               0
Andrew J. Burke-Smith                       Canada              0              0             0               0
Randall S. Burkert                                            142              0           142               0
Michael S. Burton                             UK                0              0             0               0
Joseph M. Busuttil                                              0              0             0               0
George H. Butcher III                                           0              0             0               0
Mary D. Byron                                                   0              0             0               0
Jin Yong Cai                                China               0              0             0               0
Sebastiano Calabro                                              0              0             0               0
Lawrence V. Calcano                                             0              0             0               0
Elizabeth V. Camp                                               0              0             0               0
John D. Campbell                                                0              0             0               0
Richard M. Campbell-Breeden                   UK                0              0             0               0
Philippe L. Camu                           Belgium              0              0             0               0
David E. Cantillon                         Ireland              0              0             0               0
Sally W. Cantwell                             UK                0            600(6)          0             600(6)
Gerald J. Cardinale                                             0              0             0               0
Mark M. Carhart                                                 0              0             0               0
Mariafrancesca Carli                        Italy               0              0             0               0
Valentino D. Carlotti                                           0              0             0               0
Anthony H. Carpet                                               0              0             0               0

-------------------------
(6)      Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Michael J. Carr                                                 0              0             0               0
Christopher J. Carrera                                          0              0             0               0
Mark Carroll                                                    0              0             0               0
Virginia E. Carter                                              0              0             0               0
Mary Ann Casati                                                 0              0             0               0
Chris Casciato                                                  0              0             0               0
John W. Cembrook                                                0              0             0               0
Eduardo Centola                             Brazil              0              0             0               0
Robert J. Ceremsak, Jr.                                         0              0             0               0
Lik Shuen David Chan                      Hong Kong             0              0             0               0
David K. Chang                              Taiwan              0              0             0               0
Amy L. Chasen                                                   0              0             0               0
Sacha A. Chiaramonte                       Germany              0              0             0               0
Andrew A. Chisholm                          Canada              0              0             0               0
W. Reed Chisholm, II                                           498             0            498              0
Thomas V. Cholnoky                                              0              0             0               0
Robert J. Christie                                              0              0             0               0
Jane P. Chwick                                                  0              0             0               0
James R. Cielinski                                              0              0             0               0
Peter T. Cirenza                                                0              0             0               0
Geoffrey G. Clark                           Canada              0              0             0               0
James B. Clark                                                  0              0             0               0
Kent A. Clark                               Canada              0              0             0               0
Alexander Classen                        Switzerland            0              0             0               0
Catherine M. Claydon                        Canada              0              0             0               0
Zachariah Cobrinik                                              0              0             0               0
Kelly C. Coffey                                                 0              0             0               0
Abby Joseph Cohen                                               0              0             0               0
Lawrence A. Cohen                                              400             0            400              0
Marc I. Cohen                                                   0              0             0               0
Gary D. Cohn                                                    0              0             0               0
Christopher A. Cole                                             0              0             0               0
Timothy J. Cole                                                 0              0             0               0
Colin Coleman                            South Africa           0              0             0               0
Marcus R. Colwell                                               0              0             0               0
Peter H. Comisar                                                0              0             0               0
Laura C. Conigliaro                                             0              0             0               0
Thomas V. Conigliaro                                           667             0            667              0
William J. Conley, Jr.                                          0              0             0               0
Thomas G. Connolly                       Ireland/USA            0              0             0               0
Frank T. Connor                                                 0              0             0               0
Karen R. Cook                                 UK                0              0             0               0
Edith W. Cooper                                                 0              0             0               0
Philip A. Cooper                                                0              0             0               0
Kenneth W. Coquillette                                          0              0             0               0
Carlos A. Cordeiro                                              0              0             0               0
Colin J. Corgan                                                 0              0             0               0
David W. Corley                                                 0              0             0               0
Thomas W. Cornacchia                                            0              0             0               0
Henry Cornell                                                   0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
E. Gerald Corrigan                                              0              0             0               0
Claudio Costamagna                          Italy               0              0             0               0
Marta Z. Cotton                                                 0              0             0               0
James A. Coufos                                                 0              0             0               0
Frank L. Coulson, Jr.                                           0              0             0               0
Kenneth Courtis                                                 0              0             0               0
Eric J. Coutts                                UK                0              0             0               0
Beverley M. Covell                            UK                0              0             0               0
Randolph L. Cowen                                               0              0             0               0
Brahm S. Cramer                             Canada              0              0             0               0
Nicholas P. Crapp                             UK                0              0             0               0
Michael J. Crinieri                                             0              0             0               0
Craig W. Crossman                         Australia             0              0             0               0
Neil D. Crowder                                                 0              0             0               0
Michael L. Crowl                                                0              0             0               0
Eduardo A. Cruz                                                 0              0             0               0
Jeffrey R. Currie                                               0              0             0               0
John P. Curtin, Jr.                                             0              0             0               0
John W. Curtis                                                  0              0             0               0
Matthew H. Cyzer                              UK                0              0             0               0
Michael D. Daffey                         Australia             0              0             0               0
Stephen C. Daffron                                              0              0             0               0
Linda S. Daines                                                 0              0             0               0
Paul B. Daitz                                                   0              0             0               0
John S. Daly                               Ireland              0              0             0               0
Stephen D. Daniel                           Canada              0              0             0               0
Philip M. Darivoff                                              0              0             0               0
Frederick C. Darling                                            0              0             0               0
Matthew S. Darnall                                              0              0             0               0
David H. Dase                                                   0              0             0               0
Timothy D. Dattels                          Canada              0              0             0               0
Gavyn Davies                                  UK                0              0             0               0
Stephen Davies                                UK                0              0             0               0
Katherine R. Davisson                                           0              0             0               0
Oral W. Dawe                                Canada              0              0             0               0
Diego De Giorgi                             Italy               0              0             0               0
Michael G. De Lathauwer                    Belgium              0              0             0               0
Francois-Xavier De Mallmann                France/
                                         Switzerland            0              0             0               0
Jean A. De Pourtales                      France/UK             0              0             0               0
Giorgio De Santis                           Italy               0              0             0               0
Luigi de Vecchi                             Italy               0              0             0               0
David A. Dechman                                                0              0             0               0
Daniel L. Dees                                                  0              0             0               0
Bradley S. DeFoor                                               0              0             0               0
Mark Dehnert                                                    0              0             0               0
Paul C. Deighton                              UK                0              0             0               0
Alvaro del Castano                          Spain               0              0             0               0
James Del Favero                          Australia             0              0             0               0
Juan A. Del Rivero                          Spain               0              0             0               0
Robert V. Delaney, Jr.                                          0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Joseph Della Rosa                                               0              0             0               0
Thomas F. Dempsey                                               0              0             0               0
Roger E. Denby-Jones                          UK                0              0             0               0
Neil V. DeSena                                                  0              0             0               0
Martin R. Devenish                            UK                0              0             0               0
Andrew C. Devenport                           UK                0              0             0               0
Stephen D. Dias                               UK                0              0             0               0
Armando A. Diaz                                                 0              0             0               0
Alexander C. Dibelius                      Germany              0              0             0               0
David G. Dick                                 UK                0              0             0               0
James D. Dilworth                                               0              0             0               0
Simon P. Dingemans                            UK                0              0             0               0
Joseph P. DiSabato                                              0              0             0               0
Michele I. Docharty                                             0              0             0               0
Paula A. Dominick                                               0              0             0               0
Noel B. Donohoe                            Ireland              0              0             0               0
Suzanne O. Donohoe                                              0              0             0               0
James H. Donovan                                                0              0             0               0
Jana Hale Doty                                                  0              0             0               0
Robert G. Doumar, Jr.                                           0              0             0               0
Thomas M. Dowling                                               0              0             0               0
John O. Downing                                                 0              0             0               0
Mario Draghi                                Italy               0              0             0               0
Michael B. Dubno                                                0              0             0               0
Connie K. Duckworth                                             0              0             0               0
William C. Dudley                                               0              0             0               0
Donald J. Duet                                                  0              0             0               0
Brian J. Duffy                                                  0              0             0               0
Brian Duggan                                                    0              0             0               0
C. Steven Duncker                                               0              0             0               0
Karlo J. Duvnjak                            Canada              0              0             0               0
Jay S. Dweck                                                    0              0             0               0
Michael L. Dweck                                                0              0             0               0
Gordon E. Dyal                                                  0              0             0               0
Isabelle Ealet                              France              0              0             0               0
Glenn P. Earle                                UK                0              0             0               0
David C. Earling                                                0              0             0               0
Seaborn S. Eastland                                             0              0             0               0
Kenneth M. Eberts, III                                          0              0             0               0
Paul S. Efron                                                   0              0             0               0
Herbert E. Ehlers                                               0              0             0               0
Robert K. Ehudin                                                0              0             0               0
John E. Eisenberg                                               0              0             0               0
Edward K. Eisler                           Austria              0              0             0               0
Jason H. Ekaireb                              UK                0              0             0               0
Gregory H. Ekizian                                              0              0             0               0
Aubrey J. Ellis                                                 0              0             0               0
Kathy G. Elsesser                                               0              0             0               0
Glenn D. Engel                                                  0              0             0               0
Peter C. Enns                               Canada              0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Katherine B. Enquist                                            0              0             0               0
L. Brooks Entwistle                                             0              0             0               0
Earl S. Enzer                                                   0              0             0               0
Christopher H. Eoyang                                           0              0             0               0
Christian Erickson                                              0              0             0               0
Fred W. Esiri                                 UK                0              0             0               0
James P. Esposito                                               0              0             0               0
Michael P. Esposito                                             0              0             0               0
George C. Estey                             Canada              0              0             0               0
Mark D. Ettenger                                                0              0             0               0
Bruce J. Evans                                                  0              0             0               0
J. Michael Evans                            Canada              0              0             0               0
W. Mark Evans                               Canada              0              0             0               0
Charles P. Eve                                UK                0              0             0               0
Elizabeth C. Fascitelli                                         0              0             0               0
Jeffrey F. Fastov                                               0              0             0               0
Douglas L. Feagin                                               0              0             0               0
Regina M. Feeney                                                0              0             0               0
Pieter Maarten Feenstra                The Netherlands          0              0             0               0
Norman Feit                                                     0              0             0               0
Steven M. Feldman                                               0              0             0               0
Laurie R. Ferber                                                0              0             0               0
Luca D. Ferrari                                                 0              0             0               0
John A. Ferro, Jr.                                              0              0             0               0
Gail S. Fierstein                                               0              0             0               0
Gregory A. Finck                                                0              0             0               0
David A. Fishman                                                0              0             0               0
Lawton W. Fitt                                                  0              0             0               0
Stephen C. Fitzgerald                     Australia             0              0             0               0
Daniel M. FitzPatrick                                           0              0             0               0
James A. Fitzpatrick                                            0              0             0               0
Pierre-Henri Flamand                        France              0              0             0               0
Alexander W. Fletcher                         UK                0              0             0               0
Mark C. Fletcher                              UK                0              0             0               0
Mark B. Florian                                                 0              0             0               0
Timothy B. Flynn                                                0              0             0               0
Elisabeth Fontenelli                                            0              0             0               0
David B. Ford                                                   0            134(7)          0             134(7)
Elizabeth J. Ford                                               0              0             0               0
Edward C. Forst                                                 0              0             0               0
Colleen A. Foster                                               0              0             0               0
George B. Foussianes                                            0              0             0               0
Linda M. Fox                                                    0              0             0               0
Stephen H. Frank                                                0              0             0               0
Oliver L. Frankel                                               0              0             0               0
Jeffrey S. Frase                                                0              0             0               0
Orit P. Freedman                            Israel              0              0             0               0

-------------------------
(7) Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Matthew T. Fremont-Smith                                        0              0             0               0
Christopher G. French                         UK                0              0             0               0
Timothy G. Freshwater                         UK                0              0             0               0
Jacob Y. Friedman                                               0              0             0               0
Richard A. Friedman                                             0              0             0               0
Kieu L. Frisby                                                  0              0             0               0
Matthias K. Frisch                       Switzerland            0              0             0               0
Robert K. Frumkes                                               0              0             0               0
C. Douglas Fuge                                                 0              0             0               0
Shirley Fung                                  UK                0              0             0               0
Timothy T. Furey                                                0              0             0               0
Enrico S. Gaglioti                                              0              0             0               0
Timur F. Galen                                                  0              0             0               0
Maryann L. Gallivan                                             0           2000(8)          0            2000(8)
Gonzalo R. Garcia                           Chile               0              0             0               0
Guillermo Garcia                            Mexico              0              0             0               0
James R. Garvey                            Ireland              0              0             0               0
Joseph D. Gatto                                                 0              0             0               0
Richard A. Genna                                                0              0             0               0
Hywel D. George                               UK                0              0             0               0
Peter C. Gerhard                                                0              0             0               0
Kenneth K. Gershenfeld                                          0              0             0               0
Rajiv A. Ghatalia                           India               0              0             0               0
Robert R. Gheewalla                                             0              0             0               0
Scott A. Gieselman                                              0              0             0               0
Gary T. Giglio                                                  0              0             0               0
H. John Gilbertson, Jr.                                         0              0             0               0
Nicholas G. Giordano                                            0            300(9)          0             300(9)
Joseph H. Gleberman                                             0              0             0               0
Justin G. Gmelich                                               0              0             0               0
Richard J. Gnodde                          Ireland/             0              0             0               0
                                         South Africa
Jeffrey B. Goldenberg                                           0          2,860(10)         0           2,860(10)
Rachel C. Golder                                                0              0             0               0
Jacob D. Goldfield                                              0              0             0               0
Daniel C. Goldwater                           UK                0              0             0               0
James S. Golob                                                  0              0             0               0
Gregg A. Gonsalves                                              0              0             0               0
Amy O. Goodfriend                                               0              0             0               0
Larry J. Goodwin                                                0              0             0               0
Andrew M. Gordon                                                0              0             0               0
Robert D. Gottlieb                                              0              0             0               0
Gregory M. Gould                                                0              0             0               0
Frank J. Governali                                              0              0             0               0
Lorenzo Grabau                              Italy               0              0             0               0
Geoffrey T. Grant                                               0              0             0               0

-----------------------
(8)      Shared with family members.

(9)      Shared with family members.

(10)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
William M. Grathwohl                                            0              0             0               0
Pedro Gonzalez Grau                         Spain               0              0             0               0
Eldridge F. Gray                                                0              0             0               0
Michael J. Graziano                                             0              0             0               0
Carmen A. Greco                                                 0              0             0               0
Stefan Green                              Australia             0              0             0               0
David J. Greenwald                                              0              0             0               0
Louis S. Greig                                UK                0              0             0               0
William W. Gridley                                              0              0             0               0
Peter W. Grieve                                                 0              0             0               0
Christopher Grigg                             UK                0              0             0               0
Edward Sebastian Grigg                    UK/France             0              0             0               0
Michael J. Grimaldi                                             0              0             0               0
Douglas C. Grip                                                 0              0             0               0
Peter Gross                                                     0              0             0               0
David J. Grounsell                            UK                0              0             0               0
Eric P. Grubman                                                 0              0             0               0
Edward J. Guay                                                  0              0             0               0
Kevin J. Guidotti                                               0              0             0               0
Arun M. Gunewardena                       Sri Lanka             0              0             0               0
Vishal Gupta                                India               0              0             0               0
Celeste A. Guth                                                 0              0             0               0
Vladimir M. Gutin                                               0              0             0               0
Joseph D. Gutman                                                0              0             0               0
Douglas A. Guzman                           Canada              0              0             0               0
Erol Hakanoglu                              Turkey              0              0             0               0
Elizabeth M. Hammack                                            0              0             0               0
David R. Hansen                           Australia             0              0             0               0
Mary L. Harmon                                                  0              0             0               0
Roger C. Harper                                                 0              0             0               0
Robert S. Harrison                                              0              0             0               0
Valerie J. Harrison                           UK                0              0             0               0
Shelley A. Hartman                                              0              0             0               0
Paul R. Harvey                                                  0              0             0               0
Taizo Hasebe                                Japan               0              0             0               0
Rumiko Hasegawa                             Japan               0              0             0               0
Arthur J. Hass                                                  0              0             0               0
Stephen J. Hay                                UK                0              0             0               0
Kuniyoshi Hayashi                           Japan               0              0             0               0
Keith L. Hayes                                UK                0              0             0               0
Edward A. Hazel                                                841          300(11)         841           300(11)
Thomas J. Healey                                                0              0             0               0
Robert C. Heathcote                           UK                0              0             0               0
Sylvain M. Hefes                            France              0              0             0               0
Douglas C. Heidt                                                0              0             0               0
David B. Heller                                                 0              0             0               0
Steven M. Heller                                                0              0             0               0

-------------------------
(11)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
William L. Hemphill                                             0              0             0               0
Ruud G. Hendriks                       The Netherlands          0              0             0               0
David P. Hennessey                                              0              0             0               0
R. Douglas Henderson                                            0              0             0               0
David L. Henle                                                  0             600            0              600
Mary C. Henry                                                   0              0             0               0
Benoit Herault                              France              0              0             0               0
Peter C. Herbert                                                0              0             0               0
Bruce A. Heyman                                                 0              0             0               0
Stephen Hickey                                                  0              0             0               0
Melina E. Higgins                                               0              0             0               0
Robert E. Higgins                                               0              0             0               0
Joanne M. Hill                                                  0              0             0               0
Michael I. Hill                               UK                0              0             0               0
M. Roch Hillenbrand                                             0              0             0               0
Donald W. Himpele                                               0              0             0               0
Kenneth L. Hirsch                                               0              0             0               0
Kenneth W. Hitchner                                             0              0             0               0
Maykin Ho                                                       0              0             0               0
Timothy E. Hodgson                          Canada              0              0             0               0
Axel Hoerger                               Germany              0              0             0               0
Jacquelyn M. Hoffman-Zehner                 Canada              0              0             0               0
Christopher G. Hogg                    New Zealand/USA          0              0             0               0
Svein R. Hogset                             Norway              0              0             0               0
Simon N. Holden                               UK                0              0             0               0
Margaret J. Holen                                               0              0             0               0
Daniel E. Holland III                                           0              0             0               0
Teresa E. Holliday                                              0              0             0               0
Peter Hollmann                             Germany              0              0             0               0
Philip Holzer                              Germany              0              0             0               0
Gregory T. Hoogkamp                                             0              0             0               0
Sean C. Hoover                                                  0              0             0               0
Shin Horie                                  Japan               0              0             0               0
Jay D. Horine                                                   0              0             0               0
Robert D. Hormats                                               0              0             0               0
Robert G. Hottensen, Jr.                                       578             0            578              0
Thomas J. Houle                                                 0              0             0               0
Michael R. Housden                            UK                0              0             0               0
Robert Howard                                                   0              0             0               0
Mark Howard-Johnson                                             0              0             0               0
Zu Liu Frederick Hu                         China               0              0             0               0
Paul J. Huchro                                                  0              0             0               0
James A. Hudis                                                  0              0             0               0
Terry P. Hughes                            Ireland              0              0             0               0
Bimaljit S. Hundal                            UK                0              0             0               0
Edith A. Hunt                                                   0              0             0               0
Susan J. Hunt                                 UK                0              0             0               0
Janet T. Hurley                                                 0              0             0               0
Fern Hurst                                                      0              0             0               0
Robert J. Hurst                                                100             0            100              0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Elizabeth A. Husted                                             0              0             0               0
Walter V. Hutcherson                                            0              0             0               0
Phillip S. Hylander                           UK                0              0             0               0
John S. Iglehart                                                0              0             0               0
Robert F. Incorvaia                                             0              0             0               0
Toni-Dara Infante                                               0              0             0               0
Francis J. Ingrassia                                            0              0             0               0
Timothy J. Ingrassia                                            0              0             0               0
Zubin P. Irani                              India               0              0             0               0
Margaret H. Isdale                                              0              0             0               0
Hideki Ishibashi                            Japan               0              0             0               0
Raymond J. Iwanowski                                            0              0             0               0
Walter A. Jackson                                               0              0             0               0
William L. Jacob III                                            0              0             0               0
Arthur L. Jacobson, Jr.                                         0              0             0               0
James A. Jacobson                                               0              0             0               0
Richard I. Jaffee                                               0              0             0               0
Stefan J. Jentzsch                         Germany              0              0             0               0
Andrew R. Jessop                              UK                0              0             0               0
Dan H. Jester                                                   0              0             0               0
Thomas Jevon                                                    0              0             0               0
Daniel J. Jick                                                  0              0             0               0
David M. Jimenez-Blanco                     Spain               0              0             0               0
Peter T. Johnston                                              523             0            523              0
Andrew J. Jonas                                                 0              0             0               0
Adrian M. Jones                            Ireland              0              0             0               0
Emerson P. Jones                                                0              0             0               0
Robert C. Jones                                                 0              0             0               0
Terrence O. Jones                                               0              0             0               0
William J. Jones                                                0              0             0               0
Kevin M. Jordan                                                 0              0             0               0
Mei L. Joseph                             Singapore             0              0             0               0
Roy R. Joseph                               Guyana              0              0             0               0
Kenneth L. Josselyn                                             0              0             0               0
Chansoo Joung                                                   0              0             0               0
Andrew J. Kaiser                                                0              0             0               0
Ann F. Kaplan                                                   21             0             21              0
Barry A. Kaplan                                                 0              0             0               0
David A. Kaplan                                                 0              0             0               0
Jason S. Kaplan                                                 0              0             0               0
Robert S. Kaplan                                                0              0             0               0
Scott B. Kapnick                                                0          1,666(12)         0           1,666(12)
Atul Kapur                                  India               0              0             0               0
Erland S. Karlsson                          Sweden              0              0             0               0
James M. Karp                                                   0              0             0               0
Toshinobu Kasai                             Japan               0              0             0               0
Shunji Katayama                             Japan               0              0             0               0

----------
(12)       Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Richard Katz                                                    0              0             0               0
Robert J. Katz                                                  0              0             0               0
James C. Katzman                                                0              0             0               0
David K. Kaugher                                                0              0             0               0
Alan S. Kava                                                    0              0             0               0
Larry M. Kellerman                                              0              0             0               0
John L. Kelly                                                   0              0             0               0
Carsten Kengeter                           Germany              0              0             0               0
Kevin W. Kennedy                                                0              0             0               0
Gioia M. Kennett                                                0              0             0               0
James P. Kenney                                                 0              0             0               0
William J. Kenney                                               0              0             0               0
Thomas J. Kenny                                                 0              0             0               0
Steven E. Kent                                                  0              0             0               0
Steven Kerr                                                     0              0             0               0
John G. Ketterer III                                            0              0             0               0
Lawrence S. Keusch                                              0              0             0               0
Rustom N. Khandalavala                                          0              0             0               0
Philippe Khuong-Huu                         France              0              0             0               0
Peter A. Kiernan                              UK                0              0             0               0
Peter D. Kiernan III                                            0              0             0               0
Sun Bae Kim                                 Canada              0              0             0               0
Douglas W. Kimmelman                                           445             0            445              0
Masaaki Kimura                           South Korea            0              0             0               0
Colin E. King                               Canada             429             0            429              0
Jonathan S. King                              UK                0              0             0               0
Robert C. King, Jr.                                             0              0             0               0
Timothy M. Kingston                                             0              0             0               0
Shigeki Kiritani                            Japan               0              0             0               0
Ewan M. Kirk                                  UK                0              0             0               0
Remy Klammers                               France              0              0             0               0
Daniel H. Klebes II                                             0              0             0               0
Michael Klimek                                                  0              0             0               0
Michael K. Klingher                                             0              0             0               0
Frederick J. Knecht                                             0              0             0               0
Bradford C. Koenig                                              0              0             0               0
Andreas Koernlein                          Germany              0              0             0               0
Mark J. Kogan                                                   0              0             0               0
Yasuro K. Koizumi                           Japan               0              0             0               0
J. Christopher A. Kojima                    Canada              0              0             0               0
Kazuaki Kojima                              Japan               0              0             0               0
Jonathan L. Kolatch                                             0              0             0               0
Jeffrey A. Kolitch                                              0              0             0               0
Richard E. Kolman                                               0              0             0               0
Takahiro Komatsu                            Japan               0              0             0               0
Robert A. Koort                                                 0              0             0               0
Philip J. Kopp III                                              0              0             0               0
David J. Kostin                                                 0              0             0               0
Koji Kotaka                                 Japan               0              0             0               0
John D. Kramer                                                  0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Peter S. Kraus                                                 15              0            15               0
Srihari Kumar                               India               0              0             0               0
Mary Lyn Valkenburg Kurish                                      0              0             0               0
Eiichiro Kuwana                             Japan               0              0             0               0
Tak Sing Kenneth Kwok                     Hong Kong             0              0             0               0
Joon Kwun                                South Korea            0              0             0               0
Peter Labbat                                                    0              0             0               0
Brian J. Lahey                                                  0              0             0               0
Peggy A. Lamb                                                   0              0             0               0
Simon M. Lamb                                 UK                0              0             0               0
David G. Lambert                                                0              0             0               0
Joseph A. LaNasa III                                            0              0             0               0
Eric S. Lane                                                    0              0             0               0
Thomas K. Lane                                                  0              0             0               0
Rudolf N. Lang                             Germany              0              0             0               0
Jonathan A. Langer                                              0              0             0               0
Gary R. Lapidus                                                 0              0             0               0
Bruce M. Larson                                                 0              0             0               0
Thomas D. Lasersohn                                             0              0             0               0
Anthony D. Lauto                                                0              0             0               0
John J. Lauto                                                   0              0             0               0
Matthew Lavicka                                                 0              0             0               0
Peter T. Lawler                                                 0              0             0               0
David N. Lawrence                                               0              0             0               0
Hugh J. Lawson                                                  0              0             0               0
Peter Layton                                                    0              0             0               0
Susan R. Leadem                                                 0              0             0               0
Andrew D. Learoyd                             UK                0              0             0               0
Brian J. Lee                                                    0              0             0               0
Cham Chung Ken Lee                        Hong Kong             0              0             0               0
Chan-Keun Lee                            South Korea            0              0             0               0
George C. Lee                                                   0              0             0               0
Gregory D. Lee                            Australia             0              0             0               0
Ronald Lee                                                      0              0             0               0
Kenneth H. M. Leet                                              0              0             0               0
Richard O. Leggett                                              0              0             0               0
Tim Leissner                                Brazil              0              0             0               0
Todd W. Leland                                                  0              0             0               0
Paulo C. Leme                                                   0              0             0               0
Gregg R. Lemkau                                                 0              0             0               0
Remco O. Lenterman                     The Netherlands          0              0             0               0
Deborah R. Leone                                                0              0             0               0
Hughes B. Lepic                             France              0              0             0               0
Johan H. Leven                              Sweden              0              0             0               0
Ronald S. Levin                                                 0              0             0               0
Allan S. Levine                                                 0              0             0               0
Brian T. Levine                                                 0              0             0               0
Jack Levy                                                       0              0             0               0
Richard J. Levy                               UK                0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Tobin V. Levy                                                   0              0             0               0
P. Jeremy Lewis                                                 0              0             0               0
Thomas B. Lewis, Jr.                                            0              0             0               0
Mark E. Leydecker                                               0              0             0               0
Matthew G. L'Heureux                                            0              0             0               0
Michael Liberman                                                0              0             0               0
George C. Liberopoulos                    Canada/USA            0              0             0               0
Gwen R. Libstag                                                 0              0             0               0
Stephen C. Lichtenauer                                          0              0             0               0
Roger A. Liddell                              UK                0              0             0               0
Richard J. Lieb                                                 0              0             0               0
Lisette M. Lieberman                                           765             0            765              0
Mitchell J. Lieberman                                           0              0             0               0
Richerd C. Lightburn                                            0              0             0               0
Terence Tayseop Lim                      South Korea            0              0             0               0
Ryan D. Limaye                                                  0              0             0               0
Josephine Linden                              UK                0              0             0               0
Lawrence H. Linden                                              0              0             0               0
Anthony W. Ling                               UK                0              0             0               0
Roger E. Linnemann, Jr.                                         0              0             0               0
Bonnie S. Litt                                                  0              0             0               0
Robert Litterman                                                0              0             0               0
Robert H. Litzenberger                                          0              0             0               0
David McD. A. Livingstone                 Australia             0              0             0               0
Jill E. Lohrfink                                                0              0             0               0
Douglas F. Londal                                               0              0             0               0
Joseph Longo                                                    0              0             0               0
Jonathan M. Lopatin                                             0              0             0               0
Francisco Lopez-Balboa                                          0              0             0               0
Victor M. Lopez-Balboa                                          0              0             0               0
Antigone Loudiadis                            UK                0              0             0               0
Kevin L. Lundeen                                                0              0             0               0
Mark A. Lynch                                 UK                0              0             0               0
Michael R. Lynch                                                0              0             0               0
Thomas R. Lynch                                                 0              0             0               0
Peter J. Lyon                                                   0              0             0               0
Peter B. MacDonald                            UK                0              0             0               0
Mark G. Machin                                UK                0              0             0               0
Paula B. Madoff                                                 0              0             0               0
Shogo Maeda                                 Japan               0              0             0               0
Christopher J. Magarro                                          0              0             0               0
John A. Mahoney                                                 0              0             0               0
Sean O. Mahoney                                                 0              0             0               0
Russell E. Makowsky                                             0              0             0               0
Keith A. Malas                                                  0              0             0               0
Aadarsh K. Malde                              UK                0              0             0               0
Puneet Malhi                                  UK                0              0             0               0
Peter G. C. Mallinson                         UK                0              0             0               0
John V. Mallory                                                 0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Kathleen M. Maloney                                             0              0             0               0
Jean E. Manas                               Greece              0              0             0               0
Charles G. R. Manby                           UK                0              0             0               0
Robert S. Mancini                                               0              0             0               0
Barry A. Mannis                                                 0              0             0               0
Simon I. Mansfield                                              0              0             0               0
Elizabeth C. Marcellino                                         0              0             0               0
Joseph C. Marconi                                               0              0             0               0
Ronald G. Marks                                                 0              0             0               0
Robert J. Markwick                            UK                0              0             0               0
Nicholas I. Marovich                                            0              0             0               0
Alexander M. Marshall                         UK                0              0             0               0
David J. Marshall                                               0              0             0               0
Allan S. Marson                               UK                0              0             0               0
Paul A. Marson                                UK                0              0             0               0
Eff W. Martin                                                   0              0             0               0
Alison J. Mass                                                  0              0             0               0
Robert A. Mass                                                  0              0             0               0
John J. Masterson                                               0              0             0               0
David J. Mastrocola                                             0              0             0               0
Blake W. Mather                                                 0              0             0               0
Kathy M. Matsui                                                 0              0             0               0
Naomi Matsuoka                              Japan               0              0             0               0
Thomas H. Mattox                                                0              0             0               0
George N. Mattson                                               0              0             0               0
Jason E. Maynard                                                0              0             0               0
Thomas J. McAdam                                               91              0            91               0
Richard F. McArdle                                              0              0             0               0
John J. McCabe                                                  0              0             0               0
Theresa E. McCabe                                               0              0             0               0
James P. McCarthy                                               0              0             0               0
Joseph M. McConnell                                             0              0             0               0
Ian R. McCormick                              UK                0              0             0               0
Lynn M. McCormick                                               0              0             0               0
Gordon R. McCulloch                           UK                0              0             0               0
Dermot W. McDonogh                         Ireland              0              0             0               0
Mark E. McGoldrick                                              0              0             0               0
Joseph P. McGrath, Jr.                                          0              0             0               0
Stephen J. McGuinness                                           0              0             0               0
John C. McIntire                                                0              0             0               0
Matthew B. McLennan                       Australia             0              0             0               0
John W. McMahon                                                 0              0             0               0
Geraldine F. McManus                                            0              0             0               0
Gerald C. McNamara, Jr.                                         0              0             0               0
James A. McNamara                                               0           215(13)          0            215(13)
Richard P. McNeil                          Jamaica              0              0             0               0
Audrey A. McNiff                                                0              0             0               0
John P. McNulty                                                 0              0             0               0

----------
(13)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Stuart G. McPherson                           UK                0              0             0               0
Robert A. McTamaney                                             0              0             0               0
E. Scott Mead                                                  160             0            160              0
Lance P. Meaney                                                 0              0             0               0
Sharon I. Meers                                                 0              0             0               0
David M. Meerschwam                    The Netherlands          0              0             0               0
Sanjeev K. Mehra                            India               0              0             0               0
Christian A. Meissner                      Austria              0              0             0               0
Stephen J. Mellas                                               0              0             0               0
Andrew J. Melnick                                               0              0             0               0
Bruce H. Mendelsohn                                            100          400(14)         100            400(14)
Michael A. Mendelson                                            0              0             0               0
Bernard A. Mensah                             UK                0              0             0               0
Garry E. Menzel                               UK                0              0             0               0
T. Willem Mesdag                                                0              0             0               0
Andrew L. Metcalfe                            UK                0              0             0               0
Julian R. Metherell                           UK                0              0             0               0
Olivier F. Meyohas                          France              0              0             0               0
Michael R. Miele                                                0              0             0               0
Therese L. Miller                                               0              0             0               0
Michael J. Millette                                             0              0             0               0
James E. Milligan                                               0              0             0               0
Milton R. Millman                                               0              0             0               0
Eric M. Mindich                                                 0              0             0               0
Luciana D. Miranda                          Brazil              0              0             0               0
Edward S. Misrahi                           Italy               0              0             0               0
Kristi L. Mitchem                                               0              0             0               0
Gregory C. Mitsch                                               0              0             0               0
Masatoki J. Mitsumata                       Japan               0              0             0               0
Wataru Mizoguchi                            Japan               0              0             0               0
Steven T. Mnuchin                                               0              0             0               0
Masanori Mochida                            Japan               0              0             0               0
Timothy H. Moe                                                  0              0             0               0
Douglas D. Moffitt                                              0              0             0               0
Philip J. Moffitt                         Australia             0              0             0               0
Scott E. Molin                                                  0              0             0               0
Karsten N. Moller                          Denmark              0              0             0               0
Thomas K. Montag                                                0              0             0               0
William C. Montgomery                                           0              0             0               0
Wayne L. Moore                                                  0              0             0               0
J. Ronald Morgan, III                                           0              0             0               0
Yukihiro Moroe                              Japan               0              0             0               0
James P. Morris                                                 0              0             0               0
R. Scott Morris                                                 0              0             0               0
Robert B. Morris III                                            0              0             0               0
Simon P. Morris                               UK                0              0             0               0
Thomas C. Morrow                                                0              0             0               0

------------
(14)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Jeffrey M. Moslow                                               0              0             0               0
Sharmin Mossavar-Rahmani                      UK                0              0             0               0
Gregory T. Mount                                                0              0             0               0
Ian Mukherjee                                 UK                0              0             0               0
Edward A. Mule                                                  0              0             0               0
Donald R. Mullen                                                0              0             0               0
Eric D. Mullins                                                 0              0             0               0
Donald J. Mulvihill                                             0              0             0               0
Patrick E. Mulvihill                       Ireland              0              0             0               0
Alvise J. Munari                              UK                0              0             0               0
Robert G. Munro                               UK                0              0             0               0
Rie Murayama                                Japan               0              0             0               0
Richard A. Murley                             UK                0              0             0               0
Philip D. Murphy                                                0              0             0               0
Thomas S. Murphy, Jr.                                           0              0             0               0
Arjun N. Murti                                                  0              0             0               0
Gaetano J. Muzio                                                0              0             0               0
Marc O. Nachmann                           Germany              0              0             0               0
Avi M. Nash                                                     0              0             0               0
Kevin D. Naughton                                              228             0            228              0
Mark J. Naylor                                UK                0              0             0               0
Jeffrey P. Nedelman                                             0              0             0               0
Daniel M. Neidich                                              58              0            58               0
Kipp M. Nelson                                                  0              0             0               0
Leslie S. Nelson                                                0              0             0               0
Robin Neustein                                                  0              0             0               0
Claire M. Ngo                                                   0              0             0               0
Duncan L. Niederauer                                            0              0             0               0
Theodore E. Niedermayer                   USA/France            0              0             0               0
Erik F. Nielsen                            Denmark              0              0             0               0
Hideya Niimi                                Japan               0              0             0               0
Susan M. Noble                                UK                0              0             0               0
Markus J. Noe-Nordberg                     Austria              0              0             0               0
Suok J. Noh                                                     0              0             0               0
David J. Nolan                            Australia             0              0             0               0
Suzanne M. Nora Johnson                                         0              0             0               0
Christopher K. Norton                                           0              0             0               0
Craig J. Nossel                        USA/South Africa         0              0             0               0
Anthony J. Noto                                                 0              0             0               0
Michael E. Novogratz                                            0              0             0               0
Jay S. Nydick                                                   0              0             0               0
Katherine K. Oakley                                             0              0             0               0
Eric M. Oberg                                                   0              0             0               0
Alok Oberoi                                 India               0          10,000(15)        0           10,000(15)
Gavin G. O'Connor                                               0              0             0               0
Fergal J. O'Driscoll                       Ireland              0              0             0               0
L. Peter O'Hagan                            Canada              0              0             0               0

------------
(15)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Terence J. O'Neill                            UK                0              0             0               0
Timothy J. O'Neill                                              0              0             0               0
Richard T. Ong                             Malaysia             0              0             0               0
Taneki Ono                                  Japan               0              0             0               0
Donald C. Opatrny, Jr.                                          0              0             0               0
Peter C. Oppenheimer                          UK                0              0             0               0
Daniel P. Opperman                                              0              0             0               0
Daniel B. O'Rourke                                              0              0             0               0
Roderick S. Orr                               UK                0              0             0               0
Calum M. Osborne                              UK                0              0             0               0
Robert J. O'Shea                                                0              0             0               0
Joel D. Ospa                                                    0              0             0               0
Greg M. Ostroff                                                 0              0             0               0
Nigel M. O'Sullivan                           UK                0              0             0               0
James B. Otness                                                 0              0             0               0
Terence M. O'Toole                                              0              0             0               0
Brett R. Overacker                                              0              0             0               0
Todd G. Owens                                                   0              0             0               0
Fumiko Ozawa                                Japan               0              0             0               0
Robert J. Pace                                                  0              0             0               0
Robert W. Pack                                UK                0              0             0               0
Helen Paleno                                                    0              0             0               0
Gregory K. Palm                                                 0              0             0               0
Bryant F. Pantano                                               0              0             0               0
Massimo Pappone                             Italy               0              0             0               0
James R. Paradise                             UK                0              0             0               0
Lisa L. Parisi                                                  0              0             0               0
Simon Y. Park                                                   0              0             0               0
Geoffrey M. Parker                                              0              0             0               0
Archie W. Parnell                                              100          100(16)         100            100(16)
Simon C. Parry-Wingfield                      UK                0              0             0               0
Ketan J. Patel                                UK                0              0             0               0
Sheila H. Patel                                                 0              0             0               0
Douglas S. Patterson                                            0              0             0               0
Henry M. Paulson, Jr.                                           0              0             0               0
David T. Pearson                                                0              0             0               0
Arthur J. Peponis                                              287             0            287              0
David E. Perlin                                                 0              0             0               0
John M. Perlowski                                               0              0             0               0
David B. Philip                                                 0              0             0               0
Todd J. Phillips                                                0              0             0               0
Stephen R. Pierce                                               0              0             0               0
Philip J. Pifer                                                 0              0             0               0
Steven M. Pinkos                                                0              0             0               0
Scott M. Pinkus                                                 0              0             0               0
Timothy C. Plaut                           Germany              0              0             0               0
Carol V. Pledger                              UK                0              0             0               0

------------
(16)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Andrea Ponti                              Italy/USA             0              0             0               0
Ellen R. Porges                                                 0              0             0               0
Wiet H.M. Pot                          The Netherlands          0              0             0               0
Michael J. Poulter                            UK                0              0             0               0
John J. Powers                                                  0              0             0               0
Richard H. Powers                                               0              0             0               0
Gilberto Pozzi                              Italy               0              0             0               0
Alberto Pravettoni                          Italy               0              0             0               0
Michael A. Price                                                0              0             0               0
Scott Prince                                                    0              0             0               0
Anthony J. Principato                                          35              0            35               0
Steven D. Pruett                                                0              0             0               0
Andrew F. Pyne                                                  0              0             0               0
Kevin A. Quinn                                                  0              0             0               0
Stephen D. Quinn                                                0              0             0               0
William M. Quinn                                                0              0             0               0
B. Andrew Rabin                                                 0              0             0               0
Jean Raby                                   Canada              0              0             0               0
John J. Rafter                             Ireland              0              0             0               0
Jonathan Raleigh                                                0              0             0               0
Dioscoro-Roy I. Ramos                    Philippines            0              0             0               0
Gregory G. Randolph                                             0              0             0               0
Charlotte P. Ransom                           UK                0              0             0               0
Michael G. Rantz                                                0              0             0               0
Krishna S. Rao                              India               0              0             0               0
Philip A. Raper                               UK                0              0             0               0
Alan M. Rapfogel                                                0              0             0               0
Sandy C. Rattray                              UK                0              0             0               0
Joseph Ravitch                                                  0              0             0               0
Sara E. Recktenwald                                             0              0             0               0
Girish V. Reddy                                                 0              0             0               0
Nicholas T. Reid                              UK                0              0             0               0
David Reilly                                  UK                0              0             0               0
Gene Reilly                                                     0              0             0               0
Arthur J. Reimers III                                           0              0             0               0
Filip A. Rensky                                                 0              0             0               0
Jeffrey A. Resnick                                              0              0             0               0
Richard J. Revell                             UK                0              0             0               0
Peter Richards                                UK                0              0             0               0
Jean-Manuel Richier                         France              0              0             0               0
Michael J. Richman                                              0              0             0               0
Thomas S. Riggs, III                                            0              0             0               0
James P. Riley, Jr.                                             0              0             0               0
Kirk L. Rimer                                                   0              0             0               0
Kimberly E. Ritrievi                                            0              0             0               0
Louisa G. Ritter                                                0              0             0               0
Paul M. Roberts                               UK                0              0             0               0
Richard T. Roberts                                              6              0             6               0
William M. Roberts                                              0              0             0               0
Simon M. Robertson                            UK                0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Juliet A. Robinson                            UK                0              0             0               0
Nigel C. Robinson                             UK                0              0             0               0
Normann G. Roesch                          Germany              0              0             0               0
Marina L. Roesler                         USA/Brazil            0              0             0               0
James H. Rogan                                                  0              0             0               0
J. David Rogers                                                 0           200(17)          0             200(17)
John F. W. Rogers                                               0              0             0               0
Emmanuel Roman                              France              0              0             0               0
Eileen P. Rominger                                              0              0             0               0
Andrew A. Root                              Canada              0              0             0               0
Pamela P. Root                                                  0              0             0               0
Clifton P. Rose                        New Zealand/USA          0              0             0               0
Ralph F. Rosenberg                                              0              0             0               0
David J. Rosenblum                                              0              0             0               0
Jacob D. Rosengarten                                            0              0             0               0
Richard J. Rosenstein                                           0              0             0               0
Ivan Ross                                                       0              0             0               0
Lisa A. Rotenberg                                               0              0             0               0
Marc A. Rothenberg                                              0              0             0               0
Stuart M. Rothenberg                                            0              0             0               0
Michael S. Rotter                                               0              0             0               0
Thomas A. Roupe                                                 0              0             0               0
Michael S. Rubinoff                                             0              0             0               0
Paul M. Russo                                                   0              0             0               0
John P. Rustum                           Ireland/USA            2              0             2               0
Richard M. Ruzika                                               0              0             0               0
David C. Ryan                                                   0              0             0               0
David M. Ryan                             Australia             0              0             0               0
Jeri Lynn Ryan                                                  0              0             0               0
John C. Ryan                                                    0              0             0               0
John J. Ryan                                                    0              0             0               0
Michael D. Ryan                                                 0              0             0               0
Pamela S. Ryan                                                  0          1,000             0           1,000
Katsunori Sago                              Japan               0              0             0               0
Pablo J. Salame                            Ecuador              0              0             0               0
Roy J. Salameh                                                  0              0             0               0
J. Michael Sanders                                              0              0             0               0
Allen Sangines-Krause                       Mexico             212             0            212              0
Richard A. Sapp                                                 0              0             0               0
Neil I. Sarnak                                                  0              0             0               0
Joseph Sassoon                              Israel              0              0             0               0
Atsuko Sato                                 Japan               0              0             0               0
Tsutomu Sato                                Japan              240             0            240              0
Muneer A. Satter                                                0              0             0               0
Marc P. Savini                                                  0              0             0               0
Jonathan S. Savitz                                              0              0             0               0
Peter Savitz                                                    0              0             0               0

------------
(17)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
James E. Sawtell                              UK                0              0             0               0
Josephine Scesney                                               0              0             0               0
Paul S. Schapira                            Italy               0              0             0               0
P. Sheridan Schechner                                         1,000            0           1,000             0
Marcus Schenck                             Germany              0              0             0               0
Susan J. Scher                                                  0              0             0               0
Gary B. Schermerhorn                                            0              0             0               0
Stephen M. Scherr                                               0              0             0               0
Clare R. Scherrer                                               0              0             0               0
Howard B. Schiller                                              0              0             0               0
Erich P. Schlaikjer                                             0              0             0               0
Daniel Schmitz                             Germany              0              0             0               0
Vivian C. Schneck-Last                                          0              0             0               0
Jeffrey W. Schroeder                                            0              0             0               0
Matthew L. Schroeder                                            0              0             0               0
Antoine Schwartz                            France              0              0             0               0
Eric S. Schwartz                                                0              0             0               0
Harvey M. Schwartz                                              0              0             0               0
Mark Schwartz                                                   0              0             0               0
Thomas M. Schwartz                                              0          1,900(18)         0           1,900(18)
Steven M. Scopellite                                            0              0             0               0
David J. Scudellari                                             0              0             0               0
John A. Sebastian                                               0              0             0               0
Peter A. Seccia                                                 0              0             0               0
Charles B. Seelig, Jr.                                          0              0             0               0
Peter A. Seibold                                                0              0             0               0
Karen D. Seitz                                                  0              0             0               0
Peter D. Selman                               UK                0              0             0               0
Anik Sen                                      UK                0              0             0               0
Randolph Sesson, Jr.                                            0              0             0               0
Steven M. Shafran                                               0              0             0               0
Lisa M. Shalett                                                 0              0             0               0
Richard S. Sharp                              UK                0              0             0               0
John P. Shaughnessy                                             0              0             0               0
Daniel M. Shefter                                               0              0             0               0
David G. Shell                                                  0              0             0               0
Heather K. Shemilt                          Canada              0              0             0               0
James M. Sheridan                                               0              0             0               0
Richard G. Sherlund                                             0              0             0               0
Michael S. Sherwood                           UK                0              0             0               0
Masaru Shibata                              Japan               0              0             0               0
David A. Shiffman                                               0              0             0               0
Kunihiko Shiohara                           Japan               0              0             0               0
Abraham Shua                                                    0              0             0               0
Susan E. Sidd                                                   0              0             0               0
Michael H. Siegel                                               0              0             0               0
Leslie C. Sillcox                                               0              0             0               0
Ralph J. Silva                                                  0              0             0               0

------------
(18)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Harry Silver                                                    0              0             0               0
Howard A. Silverstein                                           0              0             0               0
Gavin Simms                                   UK                0              0             0               0
Richard P. Simon                                                0              0             0               0
Victor R. Simone, Jr.                                           0              0             0               0
David T. Simons                                                 0              0             0               0
Christine A. Simpson                                            0              0             0               0
David A. Simpson                              UK                0              0             0               0
Dinakar Singh                                                   0              0             0               0
Ravi M. Singh                                                   0              0             0               0
Ravi Sinha                                India/USA             0              0             0               0
Edward M. Siskind                                               0              0             0               0
Christian J. Siva-Jothy                       UK                0              0             0               0
Mark F. Slaughter                                               0              0             0               0
Guy C. Slimmon                                UK                0              0             0               0
Jeffrey S. Sloan                                                0              0             0               0
Linda J. Slotnick                                               0              0             0               0
Cody J Smith                                                    0          1,000(19)         0           1,000(19)
Derek S. Smith                                                  0              0             0               0
Michael M. Smith                                                0              0             0               0
Sarah E. Smith                                UK                0              0             0               0
Trevor A. Smith                               UK                0              0             0               0
John E. Smollen                                                 0              0             0               0
Jonathan S. Sobel                                               0              0             0               0
David M. Solomon                                                0              0             0               0
Judah C. Sommer                                                 0              0             0               0
Chong Hon Andrew Song                                           0              0             0               0
Theodore T. Sotir                                               0              0             0               0
Sergio E. Sotolongo                                             0              0             0               0
Vickrie C. South                                                0              0             0               0
Daniel L. Sparks                                                0              0             0               0
Nicholas J. Spencer                           UK                0              0             0               0
Claudia Spiess                           Switzerland            0              0             0               0
Marc A. Spilker                                                 0              0             0               0
Howard Q. Spooner                             UK                0              0             0               0
Joseph F. Squeri                                                0              0             0               0
Alec P. Stais                                                   0              0             0               0
Christoph W. Stanger                       Austria              0              0             0               0
Daniel W. Stanton                                               0              0             0               0
Keith G. Starkey                              UK                0              0             0               0
Esta E. Stecher                                                 0              0             0               0
Cathrine Steck                                                  0              0             0               0
Fredric E. Steck                                                0              0             0               0
Robert K. Steel                                                 0              0             0               0
Jean-Michel Steg                            France              0              0             0               0
Laurence Stein                           South Africa           0              0             0               0

------------
(19)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Joseph P. Stevens                                               0              0             0               0
Chase O. Stevenson                                              0              0             0               0
Richard J. Stingi                                               0              0             0               0
Raymond S. Stolz                                                0              0             0               0
Timothy T. Storey                           Canada              0              0             0               0
George C. Strachan                                              0              0             0               0
Raymond B. Strong, III                                          0              0             0               0
Steven H. Strongin                                              0              0             0               0
Patrick M. Street                             UK                0              0             0               0
Nobumichi Sugiyama                          Japan               0              0             0               0
Christopher P. Sullivan                  USA/Ireland            0              0             0               0
Patrick Sullivan                                                0              0             0               0
Johannes R. Sulzberger                     Austria              0              0             0               0
Hsueh J. Sung                               Taiwan              0              0             0               0
Howard B. Surloff                                               0              0             0               0
Richard J. Sussman                                              0              0             0               0
Peter D. Sutherland S.C.                   Ireland              0              0             0               0
Watanan Suthiwartnarueput                  Thailand             0              0             0               0
Gary J. Sveva                                                   0              0             0               0
Eric S. Swanson                                                 0              0             0               0
Gene T. Sykes                                                   0              0             0               0
Morgan C. Sze                                                   0              0             0               0
Shahriar Tadjbakhsh                                             0              0             0               0
Kunio Tahara                                Japan               0              0             0               0
Thomas P. Takacs                                              928              0           928               0
Ronald K. Tanemura                          UK/USA              0              0             0               0
Kui F. Tang                              China (PRC)            0              0             0               0
Caroline H. Taylor                            UK                0              0             0               0
Greg W. Tebbe                                                   0              0             0               0
Roland W. Tegeder                          Germany              0              0             0               0
Thomas D. Teles                                                 0              0             0               0
David H. Tenney                                                 0              0             0               0
Mark R. Tercek                                                  0              0             0               0
Donald F. Textor                                                0              0             0               0
John A. Thain                                                   0              0             0               0
John L. Thornton                                                0              0             0               0
Stephen M. Thurer                                               0              0             0               0
Nicolas F. Tiffou                           France              0              0             0               0
Jason A. Tilroe                                                 0              0             0               0
Elena B. Titova                            Russian
                                          Federation            0              0             0               0
Daisuke Toki                                Japan               0              0             0               0
Peter K. Tomozawa                                               0              0             0               0
Massimo Tononi                              Italy               0              0             0               0
Brian J. Toolan                                                 0              0             0               0
Serena Torielli                             Italy               0              0             0               0
John R. Tormondsen                                              0              0             0               0
Frederick Towfigh                                               0              0             0               0
John L. Townsend III                                            0              0             0               0
Mark J. Tracey                                UK                0              0             0               0
Stephen S. Trevor                                               0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Byron D. Trott                                                  0              0             0               0
Michael A. Troy                                                 0              0             0               0
Daniel Truell                                 UK                0              0             0               0
Donald J. Truesdale                                             0              0             0               0
Irene Y. Tse                              Hong Kong             0              0             0               0
Robert B. Tudor III                                             0              0             0               0
Thomas E. Tuft                                                  0              0             0               0
John Tumilty                                  UK                0              0             0               0
Barry S. Turkanis                                               0              0             0               0
Malcolm B. Turnbull                       Australia             0              0             0               0
Christopher H. Turner                                           0              0             0               0
Gareth N. Turner                            Canada              0              0             0               0
Greg A. Tusar                                                   0              0             0               0
Eiji Ueda                                   Japan               0              0             0               0
Scott B. Ullem                                                  0              0             0               0
Kaysie P. Uniacke                                               0              0             0               0
Can Uran                                                        0              0             0               0
John E. Urban                                                   0              0             0               0
Lucas van Praag                               UK                0              0             0               0
Hugo H. Van Vredenburch                The Netherlands          0              0             0               0
Frederick G. Van Zijl                                           0              0             0               0
Lee G. Vance                                                    0              0             0               0
Ashok Varadhan                                                  0              0             0               0
Corrado P. Varoli                           Canada              0              0             0               0
John J. Vaske                                                   0              0             0               0
Philip J. Venables                            UK                0              0             0               0
Robin A. Vince                                UK                0              0             0               0
David A. Viniar                                                 0              0             0               0
Andrea A. Vittorelli                        Italy               0              0             0               0
Alejandro Vollbrechthausen                  Mexico              0              0             0               0
Barry S. Volpert                                               20              0            20               0
Casper W. Von Koskull                      Finland              0              0             0               0
David H. Voon                                                   0              0             0               0
Robert T. Wagner                                                0              0             0               0
John E. Waldron                                                 0              0             0               0
George H. Walker IV                                             0            10(20)          0             10(20)
Joann B. Walker                                                 0              0             0               0
Thomas B. Walker III                                            0              0             0               0
Robert P. Wall                                                  0              0             0               0
Steven A. Wallace                             UK                0              0             0               0
Berent A. Wallendahl                        Norway              0              0             0               0
David R. Walton                               UK                0              0             0               0
Hsueh-Ming Wang                                                 0              0             0               0
Theodore T. Wang                         China (PRC)            0              0             0               0
Patrick J. Ward                                                 0              0             0               0
Michael W. Warren                             UK                0              0             0               0
Peter J. Warren                               UK                0              0             0               0

------------
(20)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Haruko Watanuki                             Japan               0              0             0               0
Jerry T. Wattenberg                                             0              0             0               0
Mark K. Weeks                                 UK                0              0             0               0
David M. Weil                                                   0              0             0               0
Theodor Weimer                             Germany              0              0             0               0
John S. Weinberg                                                0              0             0               0
Peter A. Weinberg                                               0              0             0               0
Gregg S. Weinstein                                              0              0             0               0
Scott R. Weinstein                                              0              0             0               0
Mark S. Weiss                                                   0              0             0               0
Richard A. Weissmann                                            0              0             0               0
George W. Wellde, Jr.                                           0              0             0               0
Christopher S. Wendel                                           0              0             0               0
Martin M. Werner                            Mexico              0              0             0               0
Richard T. Wertz                                                0              0             0               0
Lance N. West                                                   0              0             0               0
Matthew Westerman                             UK                0              0             0               0
Barbara A. White                                                0              0             0               0
Eileen M. White                                                 0              0             0               0
Melanie J. White                              UK                0              0             0               0
William Wicker                                                  0              0             0               0
A. Carver Wickman                                               0              0             0               0
Elisha Wiesel                                                   0              0             0               0
C. Howard Wietschner                                            0              0             0               0
David D. Wildermuth                                             0              0             0               0
Edward R. Wilkinson                                            83              0            83               0
Kevin L. Willens                                                0              0             0               0
Susan A. Willetts                                               0              0             0               0
Anthony G. Williams                           UK                0              0             0               0
Christopher G. Williams                       UK                0              0             0               0
Gary W. Williams                                                0              0             0               0
Meurig R. Williams                            UK                0              0             0               0
Todd A. Williams                                               90              0            90               0
John S. Willian                                                 0              0             0               0
Kenneth W. Willman                                              0              0             0               0
Keith R. Wills                                UK                0              0             0               0
Deborah B. Wilkens                       Germany/USA            0              0             0               0
Andrew F. Wilson                         New Zealand            0              0             0               0
Kendrick R. Wilson III                                          0              0             0               0
Kurt D. Winkelmann                                              0              0             0               0
Jon Winkelried                                                  0              0             0               0
Steven J. Wisch                                                 0              0             0               0
Michael S. Wishart                                              0              0             0               0
Samuel J. Wisnia                            France              0              0             0               0
Richard E. Witten                                               0              0             0               0
Alexander D. Wohl                                               0              0             0               0
William H. Wolf, Jr.                                            0              0             0               0
Melinda B. Wolfe                                                0              0             0               0
Tracy R. Wolstencroft                                           0              0             0               0
Jon A. Woodruf                                                  0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6             SOLE          SHARED         SOLE            SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                       (UNITED STATES       POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS           INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------     ----------------      ---------      ---------    -----------     -----------
Neil J. Wright                                UK                0              0             0               0
Denise A. Wyllie                              UK                0              0             0               0
Zi Wang Xu                            Canada/China (PRC)        0              0             0               0
Richard A. Yacenda                                              0              0             0               0
Tetsufumi Yamakawa                          Japan               0              0             0               0
Yasuyo Yamazaki                             Japan               0              0             0               0
Anne Yang                                                       0              0             0               0
Danny O. Yee                                                    0              0             0               0
Shinichi Yokote                             Japan               0              0             0               0
Jaime E. Yordan                                                 0              0             0               0
W. Thomas York, Jr.                                             0              0             0               0
Wassim G. Younan                           Lebanon              0              0             0               0
Paul M. Young                                                   0              0             0               0
William J. Young                                                0              0             0               0
Sanaz Zaimi                                   UK                0              0             0               0
Michael J. Zamkow                                               0           40(21)           0             40(21)
Peter J. Zangari                                                0              0             0               0
Paolo Zannoni                               Italy               0              0             0               0
Yoel Zaoui                                  France              0              0             0               0
Gregory H. Zehner                                               0              0             0               0
Jide J. Zeitlin                                                 0              0             0               0
Gregory Zenna                                                   0              0             0               0
Yi Kevin Zhang                           China (PRC)            0              0             0               0
Joan H. Zief                                                    0              0             0               0
John W. Ziegler                                                 0              0             0               0
Joseph R. Zimmel                                                0              0             0               0
James P. Ziperski                                               0              0             0               0
Barry L. Zubrow                                                 0              0             0               0
Mark A. Zurack                                                  0              0             0               0

Shares held by 71 private                    N/A                0      1,448,436             0       1,448,436
charitable foundations established
by 71 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(22)

-----------
(21)     Shared with family members.

(22) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                ITEM 6            ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                               PLACE OF            SOLE          SHARED         SOLE            SHARED
                                             ORGANIZATION         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                              (NEW YORK          POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                       UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS                INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------          ----------------      ---------      ---------    -----------     -----------
TRUSTS

2000 John A. Thain Grantor Retained
    Annuity Trust                                                    0              0             0               0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                    0              0             0               0
2002 Avi M. Nash Grantor Retained
    Annuity Trust                                                    0              0             0               0
2002 Danny O. Yee Grantor Retained
    Annuity Trust                                                    0              0             0               0
2002 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                           0              0             0               0
2002 James M. Sheridan Grantor
    Retained Annuity Trust                                           0              0             0               0
2002 John A. Thain Grantor Retained
    Annuity Trust                                                    0              0             0               0
2002 Mary Ann Casati Grantor Retained
    Annuity Trust                                                    0              0             0               0
2002 Scott S. Prince Grantor Retained
    Annuity Trust                                                    0              0             0               0
2003 Scott S. Prince Grantor Retained
    Annuity Trust                                                    0              0             0               0
2003 John A. Thain Grantor Retained
    Annuity Trust                                                    0              0             0               0
2003 Danny O. Yee Grantor Retained
    Annuity Trust                                                    0              0             0               0
The Abby Joseph Cohen 2000 Family
    Trust                                                            0              0             0               0
The Abby Joseph Cohen 2002 Annuity
    Trust I                                                          0              0             0               0
The Abby Joseph Cohen 2002 Annuity
    Trust II                                                         0              0             0               0
The Abby Joseph Cohen 2003 Annuity
    Trust I                                                          0              0             0               0
The Abby Joseph Cohen 2003 Annuity
    Trust II                                                         0              0             0               0
The Adina R. Lopatin 2000 Trust                                      0              0             0               0
The Alexander H. Witten 2000 Trust                                   0              0             0               0
The Alexander I. Berlinski 2000 Trust                                0              0             0               0
The Alexander Litzenberger Remainder
    Trust                                                            0              0             0               0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                          0              0             0               0

                                                ITEM 6            ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                               PLACE OF            SOLE          SHARED         SOLE            SHARED
                                             ORGANIZATION         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                              (NEW YORK          POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                       UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS                INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------          ----------------      ---------      ---------    -----------     -----------
The Amanda Liann Mead 2000 Trust                                     0              0             0               0
Anahue Trust(23)                                Jersey               0              0             0               0
Andrew L. Fippinger-Millennium
    Trust(24)                                                        0              0             0               0
The Andrew M. Alper 2002 Annuity
    Trust I                                                          0              0             0               0
The Andrew M. Alper 2002 Annuity
    Trust II                                                         0              0             0               0
The Andrew M. Alper 2003 Annuity
    Trust I                                                          0              0             0               0
The Andrew M. Alper 2003 Annuity
    Trust II                                                         0              0             0               0
The Andrew M. Gordon 2000 Family Trust                               0              0             0               0
The Anne R. Witten 2000 Trust                                        0              0             0               0
The Anne Sullivan Wellde 2000 Trust                                  0              0             0               0
The Anthony D. Lauto 2000 Family Trust                               0              0             0               0
The Anthony D. Lauto 2002 Annuity
    Trust I                                                          0              0             0               0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                         0              0             0               0
The Anthony D. Lauto 2003 Annuity
    Trust I                                                          0              0             0               0
The Anthony D. Lauto 2003 Annuity
    Trust II                                                         0              0             0               0
The Arthur J. Reimers, III Defective
    Trust 2000                                Connecticut            0              0             0               0
The Avi M. Nash 2000 Family Trust                                    0              0             0               0
The Bari Marissa Schwartz 2000 Trust                                 0              0             0               0
Barry A. Kaplan 2000 Family Trust                                    0              0             0               0
Barry A. Kaplan 2002 GRAT                                            0              0             0               0
Barry A. Kaplan 2003 GRAT                                            0              0             0               0
The Barry L. Zubrow 2000 Family Trust                                0              0             0               0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                         0              0             0               0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                         0              0             0               0
Beller 2002 GRAT                                                     0              0             0               0
Beller 2003 GRAT                                                     0              0             0               0
Beller 2003 Family Trust                                             0              0             0               0

--------------
(23)     Created by Andrew A. Chisholm.

(24)     Created by Ann F. Kaplan.

                                                ITEM 6            ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                               PLACE OF            SOLE          SHARED         SOLE            SHARED
                                             ORGANIZATION         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                              (NEW YORK          POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                       UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS                INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------          ----------------      ---------      ---------    -----------     -----------
The Beller/Moses Trust                                               0              0             0               0
The Benjamin H. Sherlund 2000 Trust                                  0              0             0               0
The Benjamin Kraus 2000 Trust                                        0              0             0               0
The Bradford C. Koenig 2001 Family
    Trust                                                            0              0             0               0
The Bradford C. Koenig 2002 Annuity
    Trust I                                                          0              0             0               0
The Bradley Abelow Family 2000 Trust                                 0              0             0               0
The Brian Patrick Minehan 2001 Trust(25)                             0              0             0               0
The Caceres Novogratz Family Trust                                   0              0             0               0
The Carlos A. Cordeiro Trust                                         0              0             0               0
The Charlotte Steel 2000 Trust                                       0              0             0               0
The Charlotte Textor 2000 Trust                                      0              0             0               0
The Christopher A. Cole 2000 Family
    Trust                                                            0              0             0               0
The Christopher A. Cole 2002 Annuity
    Trust I                                                          0              0             0               0
The Christopher A. Cole 2002 Annuity
    Trust II                                                         0              0             0               0
The Christopher A. Cole 2003 Annuity
    Trust I                                                          0              0             0               0
The Christopher A. Cole 2003 Annuity
    Trust II                                                         0              0             0               0
The Christopher K. Norton 2000 Family
    Trust                                                            0              0             0               0
The Christopher Palmisano Remainder
    Trust(26)                                                        0              0             0               0
The Christopher Ryan Tortora 2000
    Trust                                                            0              0             0               0
The Cody J Smith 2000 Family Trust                                   0              0             0               0
The Cody J Smith 2002 Annuity Trust I                                0              0             0               0
The Cody J Smith 2002 Annuity Trust II                               0              0             0               0
The Connie K. Duckworth 2000 Family
    Trust                                                            0              0             0               0
Dangui Trust(27)                                                     0              0             0               0
The Daniel Alexander Schwartz 2000
    Trust                                                            0              0             0               0

--------
(25)     Created by E. Gerald Corrigan.

(26)     Created by Robert H. Litzenberger.

(27)     Created by Emmanuel Roman.

                                                ITEM 6            ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                               PLACE OF            SOLE          SHARED         SOLE            SHARED
                                             ORGANIZATION         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                              (NEW YORK          POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                       UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS                INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------          ----------------      ---------      ---------    -----------     -----------
The Daniel M. Neidich 2002 Annuity
    Trust I                                                          0              0             0               0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                         0              0             0               0
The Daniel M. Neidich 2003 Annuity
    Trust I                                                          0              0             0               0
The Daniel M. Neidich 2003 Annuity
    Trust II                                                         0              0             0               0
The Daniel W. Stanton 2002 Annuity
    Trust I                                                          0              0             0               0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                         0              0             0               0
The Daniel W. Stanton II 2000 Trust                                  0              0             0               0
The Danny O. Yee Trust                                               0              0             0               0
The David B. Ford 2002 Annuity
    Trust dtd as of 6/26/2002                Pennsylvania            0              0             0               0
The David B. Ford 2003 Annuity
    Trust dtd as of 6/26/2003                Pennsylvania            0              0             0               0
The David B. Heller 2000 Family Trust                                0              0             0               0
The David G. Lambert 2000 Family Trust                               0              0             0               0
The David G. Lambert 2002 Annuity
    Trust I                                                          0              0             0               0
The David G. Lambert 2002 Annuity
    Trust II                                                         0              0             0               0
The David L. Henle 2000 Family Trust                                 0              0             0               0
The David L. Henle 2002 Annuity
    Trust I                                                          0              0             0               0
The David L. Henle 2002 Annuity
    Trust II                                                         0              0             0               0
The David L. Henle 2003 Annuity
    Trust I                                                          0              0             0               0
The David L. Henle 2003 Annuity
    Trust II                                                         0              0             0               0
The David M. Baum Family 2000 Trust           New Jersey             0              0             0               0
The David Viniar 2002 Annuity Trust I                                0              0             0               0
The David Viniar 2002 Annuity Trust II                               0              0             0               0
The David Viniar 2003 Annuity Trust I                                0              0             0               0
The David Viniar 2003 Annuity Trust II                               0              0             0               0
The David W. Blood 2002 Annuity
    Trust I                                                          0              0             0               0

                                                ITEM 6            ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                               PLACE OF            SOLE          SHARED         SOLE            SHARED
                                             ORGANIZATION         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                              (NEW YORK          POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                       UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS                INDICATED)          SHARES         SHARES        SHARES          SHARES
---------------------------------          ----------------      ---------      ---------    -----------     -----------
The David W. Blood 2002 Annuity
     Trust II                                                        0              0             0               0
The Donald F. Textor 2002 Annuity
     Trust I                                                         0              0             0               0
The Donald F. Textor 2002 Annuity
     Trust II                                                        0              0             0               0
The Donald F. Textor 2003 Annuity
     Trust I                                                         0              0             0               0
The Donald F. Textor 2003 Annuity
     Trust II                                                        0              0             0               0
The Douglas W. Kimmelman Trust                                       0              0             0               0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                         0              0             0               0
The E. Gerald Corrigan 2003 Annuity
     Trust I                                                         0              0             0               0
The Eaddy Adele Kiernan 2000 Trust                                   0              0             0               0
The Edward C. Forst 2000 Family Trust                                0              0             0               0
The Edward C. Forst 2002 Annuity
     Trust I                                                         0              0             0               0
The Edward C. Forst 2002 Annuity
     Trust II                                                        0              0             0               0
The Edward Scott Mead 2001 Annuity
     Trust I                                                         0              0             0               0
The Edward Scott Mead 2002 Annuity
     Trust I                                                         0              0             0               0
The Edward Scott Mead 2002 Annuity
     Trust II                                                        0              0             0               0
The Edward Scott Mead 2003 Annuity
     Trust I                                                         0              0             0               0
The Edward Scott Mead 2003 Annuity
     Trust II                                                        0              0             0               0
Eff Warren Martin 2000 Children's
     Trust                                    California             0              0             0               0
The Elizabeth Anne Corrigan 2000 Trust                               0              0             0               0
The Elizabeth H. Coulson 2000 Trust                                  0              0             0               0
The Elizabeth L. Heller 2000 Trust                                   0              0             0               0
The Elizabeth Lin Mead 2000 Trust                                    0              0             0               0
The Elizabeth M. Stanton 2000 Trust                                  0              0             0               0
The Elizabeth Steel 2000 Trust                                       0              0             0               0
The Ellie Dorit Neustein 2000 Trust                                  0              0             0               0
The Emily Austen Katz 2000 Trust                                     0              0             0               0
The Emily Stecher 2000 Trust                                         0              0             0               0

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Emma M.L. Mead 2000 Trust                                                        0          0           0            0
The Eric Fithian 2000 Trust(28)                                                      0          0           0            0
The Erin Marie Tormondsen 2000 Trust                                                 0          0           0            0
The Esta Eiger Stecher 2002 Annuity Trust I                                          0          0           0            0
The Esta Eiger Stecher 2002 Annuity Trust II                                         0          0           0            0
The Esta Eiger Stecher 2003 Annuity Trust I                                          0          0           0            0
The Esta Eiger Stecher 2003 Annuity Trust II                                         0          0           0            0
The Evans Trust(29)                                                                  0          0           0            0
The Francis J. Ingrassia 2000 Family Trust                                           0          0           0            0
The Francis J. Ingrassia 2002 Annuity Trust I                                        0          0           0            0
The Francis J. Ingrassia 2002 Annuity Trust II                                       0          0           0            0
The Frank L. Coulson III 2000 Trust                                                  0          0           0            0
The Fredric E. Steck 2000 Family Trust                                               0          0           0            0
The Fredric E. Steck 2002 Annuity Trust I                                            0          0           0            0
The Fredric E. Steck 2002 Annuity Trust II                                           0          0           0            0
The Fredric E. Steck 2003 Annuity Trust I                                            0          0           0            0
The Fredric E. Steck 2003 Annuity Trust II                                           0          0           0            0
Gary D. Cohn 2000 Family Trust                                                       0          0           0            0
The Gary W. Williams 2001 Trust                                                      0          0           0            0
The Gene Tiger Sykes 2001 Family Trust                                               0          0           0            0
The Gene Tiger Sykes 2002 Annuity Trust I                                            0          0           0            0
The Gene Tiger Sykes 2002 Annuity Trust II                                           0          0           0            0
The Gene Tiger Sykes 2003 Annuity Trust I                                            0          0           0            0
The Gene Tiger Sykes 2003 Annuity Trust II                                           0          0           0            0
The Geoffrey T. Grant 2000 Family Trust                                              0          0           0            0
The George H. Walker 2000 Family Trust                                               0          0           0            0

----------
(28)     Created by David A. Viniar.

(29)     Created by W. Mark Evans.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The George H. Walker 2002 Annuity Trust I                                            0          0           0            0
The George H. Walker 2002 Annuity Trust II                                           0          0           0            0
The George W. Wellde, Jr. 2002 Annuity Trust I                                       0          0           0            0
The George W. Wellde, Jr. 2002 Annuity Trust II                                      0          0           0            0
The George William Wellde III 2000 Trust                                             0          0           0            0
Ghez 2000 GRAT                                                                       0          0           0            0
Ghez 2000 Non-GST-Exempt Trust                                                       0          0           0            0
The Girish V. Reddy 2001 Trust                                                       0          0           0            0
The Girish V. Reddy Trust                                                            0          0           0            0
The Goldenberg 2000 Family Trust                                                     0          0           0            0
The Greg M. Ostroff 2000 Family Trust                                                0          0           0            0
The Gregory D. Cohen 2000 Trust                                                      0          0           0            0
The Gregory H. Zehner 2000 Family Trust                                              0          0           0            0
The Gregory K. Palm 2000 Family Trust                                                0          0           0            0
The Gregory K. Palm 2002 Annuity Trust I                                             0          0           0            0
The Gregory K. Palm 2002 Annuity Trust II                                            0          0           0            0
The Gregory K. Palm 2003 Annuity Trust I                                             0          0           0            0
The Gregory K. Palm 2003 Annuity Trust II                                            0          0           0            0
The Guapulo Trust(30)                                               Jersey           0          0           0            0
The Howard A. Silverstein 2000 Family Trust                                          0          0           0            0
The Howard A. Silverstein 2002 Annuity Trust I                                       0          0           0            0
The Howard A. Silverstein 2002 Annuity Trust II                                      0          0           0            0
The Howard A. Silverstein 2003 Annuity Trust I                                       0          0           0            0
The Howard A. Silverstein 2003 Annuity Trust II                                      0          0           0            0
The Isabelle M.L. Mead 2000 Trust                                                    0          0           0            0
The J. David Rogers 2002 Annuity Trust I                                             0          0           0            0

----------
(30)     Created by Erland S. Karlsson.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The J. David Rogers 2002 Annuity Trust II                                            0          0           0            0
The J. David Rogers 2003 Annuity Trust I                                             0          0           0            0
The J. David Rogers 2003 Annuity Trust II                                            0          0           0            0
The James Alexander Mead 2000 Trust                                                  0          0           0            0
The James M. Sheridan Shares Trust                                                   0          0           0            0
The James M. Sheridan Trust                                                          0          0           0            0
The James Nicholas Katz 2000 Trust                                                   0          0           0            0
James P. Riley, Jr. 2000 Family Trust                                                0          0           0            0
The James P. Riley, Jr. 2002 Family GST Trust                                        0          0           0            0
The Jason Kraus 2000 Trust                                            UK             0          0           0            0
The Jason William Tortora 2000 Trust                                                 0          0           0            0
The Jeffrey D. Witten 2000 Trust                                                     0          0           0            0
The Jennifer Lauren Alper 2000 Trust                                                 0          0           0            0
JG 2000 Trust(31)                                                                    0          0           0            0
JG 2000 Trust (continuing trust)(31)                                                 0          0           0            0
JG 2002 GRAT(31)                                                                     0          0           0            0
JG 2003 GRAT(31)                                                                     0          0           0            0
JG 2003 Family Trust(31)                                                             0          0           0            0
The John A. Thain Trust                                                              0          0           0            0
The John J. Powers 2000 Family Trust                                                 0          0           0            0
The John O. Downing 2000 Family Trust                                                0          0           0            0
The John O. Downing 2002 Annuity Trust I                                             0          0           0            0
The John O. Downing 2002 Annuity Trust II                                            0          0           0            0
The John O. Downing 2003 Annuity Trust I                                             0          0           0            0
The John P. Curtin, Jr. 2000 Family Trust                                            0          0           0            0
The John P. Curtin, Jr. 2001 Annuity Trust I                                         0          0           0            0
The John R. Tormondsen 2002 Annuity Trust I                                          0          0           0            0
The John R. Tormondsen 2002 Annuity Trust II                                         0          0           0            0

----------
(31)     Created by Jacob D. Goldfield.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The John R. Tormondsen 2003 Annuity Trust I                                          0          0           0            0
The John R. Tormondsen 2003 Annuity Trust II                                         0          0           0            0
The John R. Tormondsen, Jr. 2000 Trust                                               0          0           0            0
The John S. Weinberg 2000 Family Trust                                               0          0           0            0
The John S. Weinberg 2002 Annuity Trust I                                            0          0           0            0
The John S. Weinberg 2002 Annuity Trust II                                           0          0           0            0
The John S. Weinberg 2003 Annuity Trust I                                            0          0           0            0
The John S. Weinberg 2003 Annuity Trust II                                           0          0           0            0
The Jonathan G. Neidich 2000 Trust                                                   0          0           0            0
The Jonathan L. Cohen 2002 Annuity Trust I                                           0          0           0            0
The Jonathan M. Lopatin 2002 Annuity Trust I                                         0          0           0            0
The Jonathan M. Lopatin 2002 Annuity Trust II                                        0          0           0            0
The Jordan Viniar 2000 Trust                                                         0          0           0            0
The Joseph Della Rosa 2000 Family Trust                                              0          0           0            0
The Joseph Della Rosa 2002 Annuity Trust I                                           0          0           0            0
The Joseph Della Rosa 2002 Annuity Trust II                                          0          0           0            0
The Joseph H. Gleberman 2000 Family Trust                                            0          0           0            0
The Joseph H. Gleberman 2002 Annuity Trust I                                         0          0           0            0
The Karen Barlow Corrigan 2000 Trust                                                 0          0           0            0
The Karen Rebecca Alper 2000 Trust                                                   0          0           0            0
The Karsten Moller & Barbara Kahn-Moller Trust                      Jersey           0          0           0            0
The Katherine A. M. Stanton 2000 Trust                                               0          0           0            0
The Katheryn C. Coulson 2000 Trust                                                   0          0           0            0
The Kathryn Margaret Wellde 2000 Trust                                               0          0           0            0
The Kelsey Fithian 2000 Trust(32)                                                    0          0           0            0

----------
(32)     Created by David A. Viniar.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Kenneth Litzenberger Remainder Trust                                             0          0           0            0
The Kevin W. Kennedy 2000 Family Trust                                               0          0           0            0
The Kevin W. Kennedy 2001 Siblings Trust                                             0          0           0            0
The Kevin W. Kennedy 2002 Annuity Trust I                                            0          0           0            0
The Kevin W. Kennedy 2002 Annuity Trust II                                           0          0           0            0
The Kevin W. Kennedy 2002 Annuity Trust III                                          0          0           0            0
The Kevin W. Kennedy 2003 Annuity Trust I                                            0          0           0            0
The Kevin W. Kennedy 2003 Annuity Trust II                                           0          0           0            0
The Kevin W. Kennedy 2003 Annuity Trust III                                          0          0           0            0
The Kimberly Lynn Macaione 2000 Trust(33)                                            0          0           0            0
The Kimberly R. Textor 2000 Trust                                                    0          0           0            0
The Kipp M. Nelson Trust                                                             0          0           0            0
The Kuala Trust(34)                                                 Jersey           0          0           0            0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                                       0          0           0            0
The Lawrence R. Buchalter 2000 Family Trust                                          0          0           0            0
Lawrence R. Buchalter 2002 Annuity Trust I                                           0          0           0            0
The Lawrence R. Buchalter 2002 Annuity Trust II                                      0          0           0            0
The Lee G. Vance 2000 Family Trust                                                   0          0           0            0
The Lee G. Vance 2002 Annuity Trust I                                                0          0           0            0
The Leslie C. Sillcox 2003 Annuity Trust I                                           0          0           0            0
The Leslie C. Sillcox 2003 Annuity Trust II                                          0          0           0            0
The Leslie C. Tortora 2002 Annuity Trust I                                           0          0           0            0
The Leslie C. Tortora 2002 Annuity Trust II                                          0          0           0            0
Lloyd C. Blankfein 2000 Family Trust                                                 0          0           0            0

----------
(33)     Created by Frank L. Coulson, Jr.

(34)     Created by Sylvain M. Hefes.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Lloyd C. Blankfein 2002 Annuity Trust I                                          0          0           0            0
The Louise Rice Townsend 2000 Trust                                                  0          0           0            0
M. Roch Hillenbrand Trust f/b/o C. Justin Hillenbrand             New Jersey         0          0           0            0
M. Roch Hillenbrand Trust f/b/o Molly D. Hillenbrand              New Jersey         0          0           0            0
The Mallory G. Neidich 2000 Trust                                                    0          0           0            0
The Marc A. Spilker 2000 Family Trust                                                0          0           0            0
The Mark A. Zurack 2000 Family Trust                                                 0          0           0            0
The Mark A. Zurack 2000 Issue Trust                                                  0          0           0            0
The Mark A. Zurack 2002 Annuity Trust I                                              0          0           0            0
The Mark A. Zurack 2002 Annuity Trust II                                             0          0           0            0
The Mark A. Zurack 2003 Annuity Trust I                                              0          0           0            0
Mark Dehnert Living Trust                                          Illinois          0          0           0            0
The Mark Tercek 2000 Family Trust                                                    0          0           0            0
The Mark Tercek 2002 Annuity Trust I                                                 0          0           0            0
The Mark Tercek 2002 Annuity Trust II                                                0          0           0            0
The Mark Tercek 2003 Annuity Trust I                                                 0          0           0            0
Marks 2000 (continuing trust)                                                        0          0           0            0
The Mary Agnes Reilly Kiernan 2000 Trust                                             0          0           0            0
The Mary Ann Casati Trust                                                            0          0           0            0
The Matthew D. Rogers 2000 Trust                                                     0          0           0            0
The Maya Bettina Linden 2000 Trust                                                   0          0           0            0
Melissa Jane Minehan 2001 Trust(35)                                                  0          0           0            0
The Merritt Moore Townsend 2000 Trust                                                0          0           0            0
The Mesdag Family Trust                                            Delaware          0          0           0            0
The Michael A. Price 2000 Family Trust                                               0          0           0            0
The Michael D. Ryan 2000 Family Trust                                                0          0           0            0

----------
(35)     Created by E. Gerald Corrigan.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Michael D. Ryan 2002 Annuity Trust II                                            0          0           0            0
The Michael D. Ryan 2003 Annuity Trust I                                             0          0           0            0
The Michael J. Zamkow 2000 Family Trust                                              0          0           0            0
The Michael J. Zamkow 2001 Trust                                                     0          0           0            0
The Michael J. Zamkow 2002 Annuity Trust I                                           0          0           0            0
The Michael J. Zamkow 2002 Annuity Trust II                                          0          0           0            0
The Michael Stecher 2000 Trust                                                       0          0           0            0
The Milton R. Berlinski 2002 Annuity Trust I                                         0          0           0            0
The Milton R. Berlinski 2002 Annuity Trust II                                        0          0           0            0
The Milton R. Berlinski 2003 Annuity Trust I                                         0          0           0            0
The Milton R. Berlinski 2003 Annuity Trust II                                        0          0           0            0
The Milton R. and Jena M. Berlinski 2003 Life Insurance Trust                        0          0           0            0
The Mossavar-Rahmani 2000 Family Trust                                               0          0           0            0
Murphy 2000 (continuing trust)(36)                                                   0          0           0            0
Murphy 2002 GRAT(36)                                                                 0          0           0            0
The Natalie Cailyn Rogers 2000 Trust                                                 0          0           0            0
The Nicole Schiller 2000 Trust                                                       0          0           0            0
The Patrick J. Ward 2001 Trust                                                       0          0           0            0
The Peter C. Gerhard 2000 Family Trust                                               0          0           0            0
The Peter C. Gerhard 2002 Annuity Trust I                                            0          0           0            0
The Peter C. Gerhard 2002 Annuity Trust II                                           0          0           0            0
The Peter C. Gerhard 2003 Annuity Trust I                                            0          0           0            0
The Peter C. Gerhard 2003 Annuity Trust II                                           0          0           0            0
The Peter D. Kiernan, III 2002 Annuity Trust I                                       0          0           0            0
The Peter D. Kiernan, III 2002 Annuity Trust II                                      0          0           0            0
The Peter Kiernan IV 2000 Trust                                                      0          0           0            0

----------
(36)     Created by Thomas S. Murphy, Jr.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Peter S. Kraus 2002 Annuity Trust I                                              0          0           0            0
The Peter S. Kraus 2002 Annuity Trust II                                             0          0           0            0
The Peter S. Kraus 2003 Annuity Trust I                                              0          0           0            0
The Peter S. Kraus 2003 Annuity Trust II                                             0          0           0            0
The Philip D. Murphy 2000 Family Trust                                               0          0           0            0
The Philip D. Murphy 2002 Annuity Trust I                                            0          0           0            0
The Philip D. and Tammy S. Murphy 2002 Life Insurance Trust                          0          0           0            0
The Philip Darivoff 2002 Annuity Trust I                                             0          0           0            0
The Philip Darivoff 2002 Annuity Trust II                                            0          0           0            0
The Philip Darivoff 2002 Family Trust                                                0          0           0            0
The Rachel M. Darivoff 2000 Trust                                                    0          0           0            0
The Ralph F. Rosenberg 2000 Family Trust                                             0          0           0            0
The Ralph F. Rosenberg 2002 Annuity Trust I                                          0          0           0            0
The Ralph F. Rosenberg 2002 Annuity Trust II                                         0          0           0            0
The Ralph F. Rosenberg 2003 Annuity Trust I                                          0          0           0            0
The Ralph F. Rosenberg 2003 Annuity Trust II                                         0          0           0            0
Randal M. Fippinger-Millennium Trust(37)                                             0          0           0            0
The Randolph L. Cowen 2000 Family Trust                                              0          0           0            0
Rayas Trust(38)                                                     Jersey           0          0           0            0
The Rebecca Viniar 2000 Trust                                                        0          0           0            0
The Richard A. Friedman 2002 Annuity Trust I                                         0          0           0            0
The Richard A. Friedman 2000 Family Trust                                            0          0           0            0
The Richard A. Sapp 2000 Family Trust                                                0          0           0            0
The Richard A. Sapp 2002 Annuity Trust I                                             0          0           0            0

----------
(37)     Created by Ann F. Kaplan.

(38)     Created by Emmanuel Roman.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Richard A. Sapp 2003 Annuity Trust I                                             0          0           0            0
The Richard E. Witten 2002 Annuity Trust I                                           0          0           0            0
The Richard E. Witten 2002 Annuity Trust II                                          0          0           0            0
The Richard E. Witten 2003 Annuity Trust I                                           0          0           0            0
The Richard E. Witten 2003 Annuity Trust II                                          0          0           0            0
The Richard G. Sherlund 2002 Annuity Trust I                                         0          0           0            0
Robert A. Fippinger, Jr. Millennium Trust(39)                                        0          0           0            0
The Robert B. Litterman 2000 Family Trust                                            0          0           0            0
The Robert B. Litterman 2002 Annuity Trust I                                         0          0           0            0
The Robert B. Litterman 2002 Annuity Trust II                                        0          0           0            0
The Robert B. Morris III 2000 Family Trust                                           0          0           0            0
The Robert B. Morris III 2002 Annuity Trust I                                        0          0           0            0
The Robert B. Morris III 2002 Annuity Trust II                                       0          0           0            0
The Robert B. Morris III 2003 Annuity Trust I                                        0          0           0            0
The Robert B. Morris III 2003 Annuity Trust II                                       0          0           0            0
The Robert J. Hurst 2000 Family Trust                                                0          0           0            0
The Robert J. Hurst 2002 Annuity Trust I                                             0          0           0            0
The Robert J. Hurst 2002 Annuity Trust II                                            0          0           0            0
The Robert J. Hurst 2003 Annuity Trust I                                             0          0           0            0
The Robert J. Hurst 2003 Annuity Trust II                                            0          0           0            0
The Robert J. Katz 2002 Annuity Trust I                                              0          0           0            0
The Robert J. Katz 2002 Annuity Trust II                                             0          0           0            0
The Robert J. Katz 2003 Annuity Trust I                                              0          0           0            0
The Robert J. Katz 2003 Annuity Trust II                                             0          0           0            0

----------
(39)     Created by Ann F. Kaplan.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Robert J. O'Shea 2000 Family Trust                                               0          0           0            0
The Robert J. O'Shea 2002 Annuity Trust I                                            0          0           0            0
The Robert J. O'Shea 2002 Annuity Trust II                                           0          0           0            0
The Robert J. O'Shea 2003 Annuity Trust I                                            0          0           0            0
The Robert J. O'Shea 2003 Annuity Trust II                                           0          0           0            0
The Robert J. Pace 2000 Family Trust                                                 0          0           0            0
The Robert J. Pace 2002 Annuity Trust I                                              0          0           0            0
The Robert J. Pace 2003 Annuity Trust I                                              0          0           0            0
The Robert J. Pace 2003 Annuity Trust II                                             0          0           0            0
The Robert K. Steel 2002 Annuity Trust I                                             0          0           0            0
The Robert K. Steel 2002 Annuity Trust II                                            0          0           0            0
The Robert K. Steel 2003 Annuity Trust I                                             0          0           0            0
The Robert K. Steel 2003 Annuity Trust II                                            0          0           0            0
Robin Neustein 2002 Annuity Trust                                                    0          0           0            0
Robin Neustein 2003 Annuity Trust                                                    0          0           0            0
The Samantha Schiller 2000 Trust                                                     0          0           0            0
The Sarah B. Lopatin 2000 Trust                                                      0          0           0            0
The Sarah Delacy Kiernan 2000 Trust                                                  0          0           0            0
The Sarah M. Darivoff 2000 Trust                                                     0          0           0            0
The Sarah Rose Berlinski 2000 Trust                                                  0          0           0            0
The Scott B. Kapnick 2000 Family Trust                                               0          0           0            0
The Scott B. Kapnick 2002 Annuity Trust I                                            0          0           0            0
The Scott B. Kapnick 2003 Annuity Trust I                                            0          0           0            0
Scott M. Pinkus 2000 Family Trust                                 New Jersey         0          0           0            0
The Scott S. Prince Trust                                                            0          0           0            0
The Sharmin Mossavar-Rahmani 2002 Annuity Trust I                                    0          0           0            0
The Sharmin Mossavar-Rahmani 2003 Annuity Trust I                                    0          0           0            0

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Stephen M. Neidich 2000 Trust                                                    0          0           0            0
The Steven J. Wisch 2001 Family Trust                                                0          0           0            0
The Steven J. Wisch 2002 Annuity Trust I                                             0          0           0            0
The Steven J. Wisch 2003 Annuity Trust I                                             0          0           0            0
The Steven M. Heller, Jr. 2000 Trust                                                 0          0           0            0
The Steven T. Mnuchin 2000 Family Trust                                              0          0           0            0
The Steven T. Mnuchin 2002 Annuity Trust I                                           0          0           0            0
The Steven T. Mnuchin 2003 Annuity Trust I                                           0          0           0            0
The Steven T. Mnuchin 2003 Annuity Trust II                                          0          0           0            0
The Stuart Mark Rothenberg 2000 Family Trust                                         0          0           0            0
The Stuart Mark Rothenberg 2002 Annuity Trust I                                      0          0           0            0
The Stuart Mark Rothenberg 2002 Annuity Trust II                                     0          0           0            0
The Stuart Mark Rothenberg 2003 Annuity Trust I                                      0          0           0            0
The Stuart Mark Rothenberg 2003 Annuity Trust II                                     0          0           0            0
The Suzanne E. Cohen 2000 Trust                                                      0          0           0            0
The Terence M. O' Toole 2000 Family Trust                                            0          0           0            0
The Terence M. O' Toole 2002 Annuity Trust I                                         0          0           0            0
The Tess Augusta Linden 2000 Trust                                                   0          0           0            0
The Thomas J. Healey 2001 Annuity Trust                           New Jersey         0          0           0            0
The Thomas J. Healey 2002 Annuity Trust                                              0          0           0            0
The Thomas J. Healey 2003 Annuity Trust                           New Jersey         0          0           0            0
The Thomas J. Healey 2003 Annuity Trust II                        New Jersey         0          0           0            0
The Thomas K. Montag 2000 Family Trust                                               0          0           0            0

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
The Tracy Richard Wolstencroft 2000 Family Trust                                     0          0           0            0
The Tracy Richard Wolstencroft 2002 Annuity Trust I                                  0          0           0            0
The Tracy Richard Wolstencroft 2003 Annuity Trust I                                  0          0           0            0
Trust for the benefit of David Ford, Jr. under Indenture of
      Trust B of David B. Ford dated 6/16/00                     Pennsylvania        0          0           0            0
Trust for the benefit of Jamie Ford under Indenture of Trust
      B of David B. Ford dated as of 6/16/00                     Pennsylvania        0          0           0            0
Trust for the benefit of Megan H. Hagerty u/a DTD 3/26/01(40)     New Jersey         0          0           0            0
Trust f/b/o Megan H. Hagerty u/a/d June 5, 2002(40)                                  0          0           0            0
Trust f/b/o Megan H. Hagerty u/a/d March 26, 2003(40)             New Jersey         0          0           0            0
Trust f/b/o Megan H. Hagerty u/a/d June 13, 2003(40)              New Jersey
Trust for the benefit of Thomas Jeremiah Healey u/a DTD
      3/26/01                                                     New Jersey         0          0           0            0
Trust f/b/o Thomas Jeremiah Healey u/a/d June 5, 2002                                0          0           0            0
Trust f/b/o Thomas Jeremiah Healey u/a/d March 26, 2003           New Jersey         0          0           0            0
Trust f/b/o Thomas Jeremiah Healey u/a/d June 13, 2003            New Jersey         0          0           0            0
The Unicorn Trust(41)                                                UK              0          0           0            0
Vyrona Trust(42)                                                    Jersey           0          0           0            0
The William C. Sherlund 2000 Trust                                                   0          0           0            0
The William Keith Litzenberger Remainder Trust                                       0          0           0            0
Zachariah Cobrinik 2001 Family Trust                                                 0          0           0            0
The Zachariah Cobrinik Family 2000 Trust                                             0          0           0            0
Zachariah Cobrinik 2002 Annuity Trust                                                0          0           0            0
Zachariah Cobrinik 2003 Annuity Trust                                                0          0           0            0

----------
(40)     Created by Thomas J. Healey.

(41)     Created by Wiet H.M. Pot.

(42)     Created by Sylvain M. Hefes.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
PARTNERSHIPS

ALS Investment Partners, L.P.(43)                                  Delaware          0          0           0            0
Beech Associates, L.P.(44)                                         Delaware          0          0           0            0
Crestley, L.P.(45)                                                 Delaware          0          0           0            0
Greenley Partners, L.P.(46)                                        Delaware          0          0           0            0
HEMPA Limited Partnership(47)                                      Delaware          0          0           0            0
JSS Investment Partners, L.P.(48)                                  Delaware          0          0           0            0
The Litzenberger Family Limited Partnership                        Delaware          0          0           0            0
Mesdag Family Limited Partnership                                  Delaware          0          0           0            0
Mijen Family Partnership(49)                                       Illinois          0          0           0            0
Opatrny Investment Partners, L.P.                                  Delaware          0          0           0            0
Quail Brook GS Partners, L.P.(50)                                  Delaware          0          0           0            0
Rantz GS Investment Partners, L.P.                                 Delaware          0          0           0            0
Savitz Investment Partners, L.P.(51)                               Delaware          0          0           0            0
Stone Gate GS Partners, L.P.(52)                                   Delaware          0          0           0            0
Trott GS Investment Partners, L.P.                                 Delaware          0          0           0            0
Tuft GS Investment Partners, L.P.                                  Delaware          0          0           0            0
Ward Investment Partners, L.P.                                     Delaware          0          0           0            0
Windy Hill Investment Company II, L.P.(53)                         Delaware          0          0           0            0
Winkelried Investment Partners, L.P.                               Delaware          0          0           0            0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                                        Delaware          0          0           0            0
The Lawrence Cohen Family LLC                                      Delaware          0          0           0            0
The Rebecca Amitai Family LLC                                      Delaware          0          0           0            0

CORPORATIONS

Anahue Limited(54)                                                  Jersey           0          0           0            0

----------
(43)     Created by Charles B. Seelig, Jr.

(44)     Created by David B. Ford.

(45)     Created by Thomas J. Healey.

(46)     Created by Jaime E. Yordan.

(47)     Created by Henry M. Paulson, Jr.

(48)     Created by Jonathan S. Savitz.

(49)     Created by Peter Layton.

(50)     Created by Barry L. Zubrow.

(51)     Created by Peter Savitz.

(52)     Created by Connie K. Duckworth.

(53)     Created by Joseph D. Gutman.

(54)     Created by Andrew A. Chisholm.

                                                                    ITEM 6        ITEM 7     ITEM 8      ITEM 9       ITEM 10
                                                                   PLACE OF        SOLE      SHARED       SOLE        SHARED
                                                                 ORGANIZATION     VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                                                  (NEW YORK      POWER OF   POWER OF    POWER OF     POWER OF
                         ITEM 1                                UNLESS OTHERWISE  UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
               NAMES OF REPORTING PERSONS                         INDICATED)      SHARES     SHARES      SHARES       SHARES
-------------------------------------------------------------  ----------------  ---------  ---------  -----------  -----------
Chambolle Limited(55)                                               Jersey           0          0           0            0
Guapulo Holdings Ltd(56)                                            Jersey           0          0           0            0
HJS2 Limited(57)                                                Cayman Islands       0          0           0            0
Majix Limited(58)                                                   Jersey           0          0           0            0
Melalula Limited(59)                                                Jersey           0          0           0            0
RJG Holding Company(60)                                         Cayman Islands       0          0           0            0
Robinelli Limited(61)                                               Jersey           0          0           0            0
Vyrona Holdings Limited(62)                                         Jersey           0          0           0            0
Zurrah Limited(63)                                                  Jersey           0          0           0            0

----------
(55)     Created by Emmanuel Roman.

(56)     Created by Erland S. Karlsson.

(57)     Created by Hsueh J. Sung.

(58)     Created by Alok Oberoi.

(59)     Created by Peter D. Sutherland.

(60)     Created by Richard J. Gnodde.

(61)     Created by Claudio Costamagna.

(62)     Created by Sylvain M. Hefes.

(63)     Created by Yoel Zaoui.

         This Amendment No. 46 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 46 is being filed primarily because, commencing on or around December 19, 2003, certain Covered Persons (as defined in Item 2 below) will be permitted to sell shares of Common Stock (as defined in Item 1 below) through the Channel A and Channel B Sales Programs (as defined in Item 4 below).

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the

Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on September 24, 2003 and terminated on October 24, 2003, with an aggregate of 2,843,623 Covered Shares having been sold. See Annex E for sales since the last amendment to this Schedule 13D. On December 8, 2003, GS Inc. notified eligible Covered Persons that additional sales under the Channel A and Channel B Sales Programs will be permitted commencing on or around December 19, 2003 and terminating on or around January 23, 2004. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 12,549,200 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program may effect their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 11,293,582 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member

Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson,Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 607,976 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 1,874,882 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4, in each case commencing on or around December 19, 2003 and terminating on or around January 23, 2004. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         On September 24, 2003, the Shareholders' Committee waived the Transfer Restrictions on 20,000 Covered Shares held by a Transferee Covered Person.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,711,286 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,973,000 Covered Shares with strike prices ranging from $70 to $105 and maturity dates ranging from December 20, 2003 to January 21, 2006. Certain Individual Covered Persons have written American-style call options on an aggregate of 125,000 Uncovered Shares with strike prices ranging from $95 to $105 and maturity dates ranging from January 17, 2004 to January 22, 2005. Certain Individual Covered Persons have written American-style put options on an aggregate of 10,000 Covered Shares with strike prices ranging from $75.00 to $85.00 and maturity dates ranging from December 20, 2003 to January 17, 2004. Certain Individual Covered Persons have purchased American-style put options on an aggregate of 70,000 Covered Shares with strike prices ranging from $70.00 to $75.00 and having maturity dates of January 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On June 3, 2003, this Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         On October 29, 2003, an Individual Covered Person purchased an American-style put option on 60,000 Covered Shares with a strike price of $80.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 60,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         On October 31, 2003, an Individual Covered Person purchased an American-style put option on 25,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 25,000 Covered Shares with a strike price of $100.00 and an expiration date of January 17, 2004. On October 31, 2003, this Individual Covered Person purchased an American-style put option on 25,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 25,000 Covered Shares with a strike price of $100.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 94,200 Uncovered Shares with strike prices ranging from $80 to $105 and maturity dates ranging from December 20, 2003 to January 22, 2005.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                             Description
-------    ---------------------------------------------------------------------
  A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
           No. 005-56295) (the "Initial Schedule 13D")).

  B.       Form of Agreement Relating to Noncompetition and Other Covenants
           (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
           Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
           S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit
           E), dated July 10, 2000 (incorporated by reference to Exhibit F to
           Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000
           (File No. 005-56295)).

  E.       Registration Rights Instrument, dated as of December 10, 1999
           (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F.       Supplemental Registration Rights Instrument, dated as of December 10,
           1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
           005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
           (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule
           13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
           13D, filed June 30, 2000 (File No. 005-56295)).

  J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
           corporations (incorporated by reference to Exhibit L to Amendment No.
           3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
           005-56295)).

  K.       Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
           (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.       Form of Guarantee and Pledge Agreement for non-U.S. corporations
           (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.       Form of Pledge Agreement for shareholders of non-U.S. corporations
           (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

\

Exhibit                             Description
-------    ---------------------------------------------------------------------
  N.       Form of Pledge Agreement for shareholders of non-U.S. corporations
           (Jersey version) (incorporated by reference to Exhibit P to Amendment
           No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
           005-56295)).

  O.       Form of Counterpart to Shareholders' Agreement for Transferee Covered
           Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.       Supplemental Registration Rights Instrument, dated as of June 19,
           2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q.       Power of Attorney (incorporated by reference to Exhibit X to
           Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
           (File No. 005-56295)).

  R.       Form of Amended and Restated Member Agreement, dated as of September
           10, 2000, and amended and restated as of October 26, 2000, between GS
           Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
           November 3, 2000 (File No. 005-56295)).

  S.       Form of Pledge Agreement, dated as of October 31, 2000, between GS
           Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
           November 3, 2000 (File No. 005-56295)).

  T.       Supplemental Registration Rights Instrument, dated as of December 21,
           2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
           005-56295)).

  U.       Form of Member Agreement, dated as of January 26, 2001, between GS
           Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
           March 28, 2001 (File No. 005-56295)).

  V.       Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc.
           and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
           March 28, 2001 (File No. 005-56295)).

  W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule
           13D, filed October 30, 2001 (File No. 005-56295)).

  X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule
           13D, filed October 30, 2001 (File No. 005-56295)).

  Y.       Form of Guarantee and Pledge Agreement for non-U.S. trusts holding
           Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed
           December 21, 2001 (File No. 005-56295)).

  Z.       Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding
           Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed
           December 21, 2001 (File No. 005-56295)).

 AA.       Supplemental Registration Rights Instrument, dated as of December 21,
           2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
           Group, Inc.).

Exhibit                             Description
-------    ---------------------------------------------------------------------
  BB.      Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit
           BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20,
           2002 (File No. 005-56295)).

  CC.      Form of Member Agreement, dated as of May 16, 2002, between GS Inc.
           and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed
           July 5, 2002 (File No. 005-56295)).

  DD.      Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc.
           and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed
           July 5, 2002 (File No. 005-56295)).

  EE.      Supplemental Registration Rights Instrument, dated as of December 20,
           2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman
           Sachs Group, Inc.).

  FF.      Form of Written Consent Relating to Sale and Purchase of Common Stock
           (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

  GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc. and
           John Breyo (incorporated by reference to Exhibit GG to Amendment No.
           44 to the Initial Schedule 13D, filed September 19, 2003 (File No.
           005-56295)).

  HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John
           Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed September 19, 2003 (File No.
           005-56295)).

                                                                         ANNEX A

INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE COVERED
                                    PERSONS

                                                                                  CONVICTIONS OR         BENEFICIAL
                                                                                  VIOLATIONS OF      OWNERSHIP OF THE
                                                                                 FEDERAL OR STATE     COMMON STOCK OF
                                                                 PRESENT         LAWS WITHIN THE        THE GOLDMAN
       NAME             CITIZENSHIP    BUSINESS ADDRESS         EMPLOYMENT       LAST FIVE YEARS     SACHS GROUP, INC.
---------------------   -----------   -------------------   ------------------   ----------------   -------------------
Steven M. Bunson            USA       85 Broad Street       Managing Director,         None         Covered Person, so
                                      New York, NY          The Goldman                             ownership is as set
                                      10004                 Sachs Group, Inc.                       forth in or
                                                                                                    incorporated into
                                                                                                    Item 5 above.

Russell E. Makowsky         USA       85 Broad Street       Managing Director,         None         Covered Person, so
                                      New York, NY          The Goldman                             ownership is as set
                                      10004                 Sachs Group, Inc.                       forth in or
                                                                                                    incorporated into
                                                                                                    Item 5 above.

Michael H. Richardson       UK        26 New Street,        Partner,                   None                None
                                      St. Helier, Jersey,   Bedell Cristin
                                      JE4 3RA

Anthony J. Dessain          UK        26 New Street,        Partner,                   None                None
                                      St. Helier, Jersey,   Bedell Cristin
                                      JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)
    AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 14,830,282 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable.

On or about January 5, 2004, 14,249,312 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units and on or about January 2, 2004, stock options covering 13,889,060 shares of Common Stock will vest and become exercisable.

The share amounts given above include the gross number of shares of Common Stock underlying these restricted stock units and options, and are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon delivery of shares pursuant to the terms of restricted stock units or the exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

     COVERED PERSON             TRADE DATE       NUMBER OF SHARES    PRICE PER SHARE
-------------------------    ----------------    ----------------    ---------------
Channel B Sales
David A. Dechman             October 23, 2003          6,262            $   86.75
Joseph Della Rosa            October 23, 2003         50,000            $   86.75
David B. Heller              October 23, 2003          5,000            $   86.75
Mary C. Henry                October 23, 2003          5,965            $   86.75
Guapulo Holdings Ltd         October 23, 2003          4,348            $   86.75
Robert J. Katz               October 23, 2003          5,000            $   86.75
Donald C. Opatrny, Jr.       October 23, 2003         20,000            $   86.75
Bryant F. Pantano            October 23, 2003          1,500            $   86.75
Melalula Limited             October 23, 2003          2,172            $   86.75
James A. Coufos              October 24, 2003          2,000            $   85.58
Frank L. Coulson, Jr.        October 24, 2003         10,000            $   85.58
Gavyn Davies                 October 24, 2003         40,000            $   85.58
Mark Dehnert Living Trust    October 24, 2003          3,600            $   85.58
Paul C. Deighton             October 24, 2003         22,561            $   85.58
Peter C. Gerhard             October 24, 2003         10,000            $   85.58
Andrew M. Gordon             October 24, 2003          8,000            $   85.58
David B. Heller              October 24, 2003         10,000            $   85.58
M. Roch Hillenbrand          October 24, 2003          3,000            $   85.58
Robert J. Hurst              October 24, 2003         15,000            $   85.58
Guapulo Holdings Ltd         October 24, 2003          4,344            $   85.58
Robert J. Katz               October 24, 2003          5,000            $   85.58
Jonathan M. Lopatin          October 24, 2003         12,809            $   85.58
Michael R. Lynch             October 24, 2003         10,000            $   85.58
Sharmin Mossavar-Rahmani     October 24, 2003         10,000            $   85.58
Donald C. Opatrny, Jr.       October 24, 2003         20,000            $   85.58
Joseph Sassoon               October 24, 2003          4,000            $   85.58
Melalula Limited             October 24, 2003          2,161            $   85.58
Gary W. Williams             October 24, 2003         10,949            $   85.58
Kendrick R. Wilson III       October 24, 2003         10,000            $   85.58

Other Sales
Philip A. Cooper             October 23, 2003          1,629            $   86.75
Christopher H. Eoyang        October 23, 2003            500            $   86.75
Celeste A. Guth              October 23, 2003            452            $   86.75
Joseph A. LaNasa III         October 23, 2003            181            $   86.75
John J. McCabe               October 23, 2003            500            $   86.75
Ellen R. Porges              October 23, 2003            485            $   86.75
Barbara A. White             October 23, 2003            600            $   86.75
William H.Wolf, Jr.          October 23, 2003            300            $   86.75
W. Thomas York, Jr.          October 23, 2003          2,000            $   86.75
George M. Brady              October 24, 2003            306            $   85.58
Benjamin S. Bram             October 24, 2003            700            $   85.58

     COVERED PERSON             TRADE DATE       NUMBER OF SHARES    PRICE PER SHARE
-------------------------    ----------------    ----------------    ---------------
Timothy J. Bridges           October 24, 2003            200            $   85.58
Peter D. Brundage            October 24, 2003          1,000            $   85.58
Mark J. Buisseret            October 24, 2003          2,247            $   85.58
John S. Daly                 October 24, 2003            434            $   85.58
Mark F. Dehnert              October 24, 2003          6,361            $   85.58
John E. Eisenberg            October 24, 2003            308            $   85.58
Oliver L. Frankel            October 24, 2003          1,972            $   85.58
David J. Greenwald           October 24, 2003          1,000            $   85.58
Robert C. Jones              October 24, 2003         17,667            $   85.58
James M. Karp                October 24, 2003          4,501            $   85.58
David K. Kaugher             October 24, 2003            100            $   85.58
Peter Labbat                 October 24, 2003          5,084            $   85.58
David N. Lawrence            October 24, 2003          4,057            $   85.58
Susan R. Leadem              October 24, 2003          2,000            $   85.58
Ellen R. Porges              October 24, 2003             60            $   85.58
Anthony J. Principato        October 24, 2003            500            $   85.58
Sara E. Recktenwald          October 24, 2003            342            $   85.58
Vickrie C. South             October 24, 2003          2,218            $   85.58
Steven H. Strongin           October 24, 2003            685            $   85.58
Susan A. Willetts            October 24, 2003          1,000            $   85.58
John S. Willian              October 24, 2003          2,000            $   85.58
William H. Wolf Jr           October 24, 2003            358            $   85.58
Melinda B. Wolfe             October 24, 2003          1,207            $   85.58
The Evans Trust (64)         October 27, 2003         41,700            $   88.15
Edward A. Mule               October 27, 2003         11,040            $   88.16
Andrew M. Alper              October 28, 2003          5,000            $   91.15
Lawrence R. Buchalter        October 28, 2003         10,000            $   89.50
The Evans Trust (64)         October 28, 2003        215,000            $   90.59
Edward A. Mule               October 28, 2003          7,000            $   91.78
Stephen D. Quinn             October 28, 2003         20,000            $   90.60
Stephen D. Quinn             October 28, 2003         20,000            $   91.00
Mark Schwartz                October 28, 2003         10,000            $   91.10
Leslie C. Sillcox            October 28, 2003        103,398            $   91.93
Fredric E. Steck             October 28, 2003          1,000            $   90.28
Fredric E. Steck             October 28, 2003          1,000            $   92.25
John L. Townsend             October 28, 2003          6,884            $   91.12
Andrew M. Alper              October 29, 2003          5,000            $   92.70
David M. Baum                October 29, 2003         10,000            $   92.20
Zachariah Cobrinik           October 29, 2003          5,000            $   92.95
The Evans Trust (64)         October 29, 2003         84,379            $   92.84
Amy O. Goodfriend            October 29, 2003          5,000            $   92.83
E. Scott Mead                October 29, 2003          6,898            $   92.86
Edward A. Mule               October 29, 2003          5,000            $   92.55
Zachariah Cobrinik           October 30, 2003          5,000            $   93.74
Amy O. Goodfriend            October 30, 2003          5,000            $   93.70
Edward A. Mule               October 30, 2003          5,000            $   93.48
Thomas S. Murphy, Jr.        October 30, 2003         10,000            $   93.83
Fredric E. Steck             October 30, 2003          5,500            $   93.60
Richard E. Witten            October 30, 2003          5,000            $   93.80
Zachariah Cobrinik           October 31, 2003          5,000            $   94.50

---------
(64) Sales were done through Wells Fargo Brokerage Service, LLC.

     COVERED PERSON             TRADE DATE       NUMBER OF SHARES    PRICE PER SHARE
-------------------------    ----------------    ----------------    ---------------
C. Steven Duncker            October 31, 2003         28,179            $   94.34
Amy O. Goodfriend            October 31, 2003          2,500            $   94.35
Amy O. Goodfriend            October 31, 2003          2,500            $   94.40
E. Scott Mead                October 31, 2003         25,000            $   94.10
Mark Schwartz                October 31, 2003         10,000            $   94.23
Fredric E. Steck             October 31, 2003          5,500            $   94.41
Richard E. Witten            October 31, 2003          5,000            $   94.25
Andrew M. Alper              November 3, 2003          5,000            $   94.91
John O. Downing              November 3, 2003          5,000            $   95.00
Amy O. Goodfriend            November 3, 2003          5,000            $   96.23
Edward A. Mule               November 3, 2003          8,000            $   96.36
Mark Schwartz                November 3, 2003         10,000            $   96.11
Richard E. Witten            November 3, 2003          5,000            $   95.00
Amy O. Goodfriend            November 4, 2003          5,000            $   96.00
Robert S. Harrison           November 4, 2003         25,000            $   95.64
David T. Pearson             November 4, 2003          5,000            $   95.72
Amy O. Goodfriend            November 5, 2003          2,000            $   96.25
Robert E. Higgins            November 5, 2003        330,000            $   95.21
Thomas B. Walker III         November 5, 2003         10,000            $   94.62
Robert E. Higgins            November 6, 2003        650,000            $   95.69
Robert H. Litzenberger       November 6, 2003          4,900            $   95.97
Robert E. Higgins            November 7, 2003        509,133            $   96.66
Mark Schwartz                November 7, 2003         10,000            $   97.29
Michael J. Zamkow            November 11, 2003        17,622            $   95.76
Edward A. Mule               November 17, 2003         8,000            $   93.85
Fredric E. Steck             November 18, 2003         1,000            $   94.56
Fredric E. Steck             November 19, 2003         2,000            $   93.72
Alok Oberoi                  November 21, 2003         5,000            $   85.00
Steven J. Wisch              November 21, 2003        23,761            $   92.79
Andrew M. Alper              November 24, 2003         5,000            $   94.74
Andrew M. Alper              November 24, 2003         5,000            $   94.93
Fredric E. Steck             November 24, 2003         1,000            $   94.86
Andrew M. Alper              November 25, 2003         5,000            $   96.35
Thomas S. Murphy, Jr.        November 25, 2003        15,000            $   96.20
Fredric E. Steck             November 25, 2003         2,000            $   96.06
Andrew M. Alper              December 1, 2003          5,000            $   97.00
David M. Baum                December 1, 2003          6,800            $   96.23
Fredric E. Steck             December 1, 2003          1,000            $   97.63
Richard E. Witten            December 1, 2003          2,500            $   97.52
Mark Schwartz                December 2, 2003         10,000            $   98.12
Richard E. Witten            December 2, 2003          5,000            $   98.00
Andrew M. Alper              December 3, 2003          5,000            $   99.00
Amy O. Goodfriend            December 3, 2003          5,000            $   99.00
Amy O. Goodfriend            December 3, 2003          1,000            $   99.09
Amy O. Goodfriend            December 3, 2003          1,000            $   99.52
Scott M. Pinkus              December 3, 2003         50,000            $   99.04
Mark Schwartz                December 3, 2003         10,000            $   99.20
Richard E. Witten            December 3, 2003          2,500            $   99.00
Richard E. Witten            December 3, 2003          2,500            $   99.50
Richard E. Witten            December 3, 2003          2,500            $   99.95
Jaime E. Yordan              December 3, 2003         20,000            $  100.00
Andrew M. Alper              December 4, 2003          5,000            $   99.25
Robin Neustein               December 4, 2003         15,000            $   99.25

     COVERED PERSON             TRADE DATE       NUMBER OF SHARES    PRICE PER SHARE
-------------------------    ----------------    ----------------    ---------------
Edward A. Mule               December 5, 2003          5,000            $   97.61
Lawton W. Fitt               December 8, 2003         10,000            $   98.37


The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

   COVERED PERSON       TRANSACTION DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------------    -----------------    ----------------    ---------------
Randall S. Burkert      October 23, 2003             1              $  87.00
Thomas J. McAdam        October 23, 2003             1              $  87.00
Edward A. Hazel         October 23, 2003             3              $  87.00
Edward R. Wilkinson     October 23, 2003             1              $  87.00
Thomas J. McAdam        October 31, 2003             1              $  93.90
Edward R. Wilkinson     October 31, 2003             1              $  93.90
William J. Conley Jr    November 11, 2003           417             $  96.10
Thomas J. McAdam        November 14, 2003            1              $  93.80
Edward R. Wilkinson     November 14, 2003            1              $  93.80
Thomas J. McAdam        November 28, 2003            1              $  96.08
Edward R. Wilkinson     November 28, 2003            1              $  96.08

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                                       NUMBER     NUMBER OF
                                         NUMBER OF   STRIKE   SALES   OF SHARES    SHARES
   COVERED PERSON     DATE OF EXERCISE    OPTIONS    PRICE    PRICE     SOLD      RETAINED
-------------------   ----------------   ---------   ------   -----   ---------   ---------
Michael K. Klingher   October 24, 2003     2,750      53.00   87.00     2,750         0

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2003

                                        By: /s/ James B. McHugh
                                            -----------------------------------
                                        Name: James B. McHugh
                                        Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                             Description
-------    ---------------------------------------------------------------------
  A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
           No. 005-56295) (the "Initial Schedule 13D")).

  B.       Form of Agreement Relating to Noncompetition and Other Covenants
           (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
           Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
           S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit
           E), dated July 10, 2000 (incorporated by reference to Exhibit F to
           Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000
           (File No. 005-56295)).

  E.       Registration Rights Instrument, dated as of December 10, 1999
           (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F.       Supplemental Registration Rights Instrument, dated as of December 10,
           1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
           005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
           (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule
           13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
           13D, filed June 30, 2000 (File No. 005-56295)).

  J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
           corporations (incorporated by reference to Exhibit L to Amendment No.
           3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
           005-56295)).

  K.       Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
           (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.       Form of Guarantee and Pledge Agreement for non-U.S. corporations
           (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                             Description
-------    ---------------------------------------------------------------------
  M.       Form of Pledge Agreement for shareholders of non-U.S. corporations
           (incorporated by reference to Exhibit O to Amendment No. 3 to the
           Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  N.       Form of Pledge Agreement for shareholders of non-U.S. corporations
           (Jersey version) (incorporated by reference to Exhibit P to Amendment
           No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
           005-56295)).

  O.       Form of Counterpart to Shareholders' Agreement for Transferee Covered
           Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.       Supplemental Registration Rights Instrument, dated as of June 19,
           2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q.       Power of Attorney (incorporated by reference to Exhibit X to
           Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
           (File No. 005-56295)).

  R.       Form of Amended and Restated Member Agreement, dated as of September
           10, 2000, and amended and restated as of October 26, 2000, between GS
           Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
           November 3, 2000 (File No. 005-56295)).

  S.       Form of Pledge Agreement, dated as of October 31, 2000, between GS
           Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
           November 3, 2000 (File No. 005-56295)).

  T.       Supplemental Registration Rights Instrument, dated as of December 21,
           2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
           005-56295)).

  U.       Form of Member Agreement, dated as of January 26, 2001, between GS
           Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
           March 28, 2001 (File No. 005-56295)).

  V.       Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc.
           and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
           March 28, 2001 (File No. 005-56295)).

  W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule
           13D, filed October 30, 2001 (File No. 005-56295)).

  X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule
           13D, filed October 30, 2001 (File No. 005-56295)).

  Y.       Form of Guarantee and Pledge Agreement for non-U.S. trusts holding
           Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed
           December 21, 2001 (File No. 005-56295)).

Exhibit                             Description
-------    ---------------------------------------------------------------------
  Z.       Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding
           Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed
           December 21, 2001 (File No. 005-56295)).

  AA.      Supplemental Registration Rights Instrument, dated as of December 21,
           2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
           Group, Inc.).

  BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit
           BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20,
           2002 (File No. 005-56295)).

  CC.      Form of Member Agreement, dated as of May 16, 2002, between GS Inc.
           and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed
           July 5, 2002 (File No. 005-56295)).

  DD.      Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc.
           and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed
           July 5, 2002 (File No. 005-56295)).

  EE.      Supplemental Registration Rights Instrument, dated as of December 20,
           2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman
           Sachs Group, Inc.).

  FF.      Form of Written Consent Relating to Sale and Purchase of Common Stock
           (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

  GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc. and
           John Breyo (incorporated by reference to Exhibit GG to Amendment No.
           44 to the Initial Schedule 13D, filed September 19, 2003 (File No.
           005-56295)).

  HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John
           Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed September 19, 2003 (File No.
           005-56295)).